Exhibit 10.4
LOAN AND SECURITY AGREEMENT
(Loan A)
     THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of August 28, 2007, by and among SUNRISE CONNECTICUT AVENUE ASSISTED LIVING L.L.C., a limited liability company organized and existing under the laws of the Commonwealth of Virginia (“Borrower”), and CHEVY CHASE BANK, F.S.B., a federally chartered savings bank (“Agent” or in its individual capacity, “Chevy Chase”), as Agent for the lenders party hereto (individually a “Lender” and collectively, “Lenders”).
RECITALS
     A. Borrower has applied to Lenders for a term loan in the principal amount of Thirty Million Dollars ($30,000,000) (the “Loan”), to be used by Borrower to (i) refinance existing indebtedness which is secured by a lien on a 100 unit assisted living facility located at 5111 Connecticut Avenue, N.W., Washington, D.C., and known as “Sunrise of Connecticut Avenue” (the “Facility”) and (ii) finance a portion of the costs of acquisition of membership interests in Borrower.
     B. Sunrise Senior Living, Inc., a Delaware corporation, has executed a Guaranty of Payment — Loan A in favor of Agent pursuant to which it guarantees repayment and performance of all of Borrower’s obligations to Agent and Lenders under the documents evidencing or securing the Loan (the “Financing Documents”).
     C. Lenders are willing to make the loan to Borrower, each upon the terms and subject to the conditions hereinafter set forth.
AGREEMENTS
     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms.
     As used herein, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:
     “Account,” individually, and, “Accounts,” collectively, mean all presently existing or hereafter acquired or created accounts, accounts receivable, health care insurance receivables, contract rights, notes, drafts, instruments, acceptances, chattel paper, leases and writings evidencing a monetary obligation or a security interest in or a lease of goods, all rights to receive the payment of money or other consideration under present or future contracts arising out of or relating to the Facility (including, without limitation, all rights to receive the payment of money or other consideration from, or on behalf of, any private pay patient), or by virtue of services rendered, loans and advances made or other considerations given, by or set forth in, or arising out of, any present or future chattel paper, note, draft, lease, acceptance, writing, bond, insurance policy, instrument, document or general intangible, and all extensions and renewals of any thereof, all rights under or arising out of present or future contracts, agreements which gave rise to any or all of the foregoing insofar as they pertain to the Facility, including all claims or causes of action now existing or hereafter arising in connection with or under any agreement or document or by operation of law or otherwise, all collateral security of any kind (including real property mortgages and deeds of trust) given by any Person with respect to any of the foregoing, including, without limitation, all rights to receive payment of money or other consideration from, or on behalf of, any private pay patient, all rights to receive payments under all Resident Agreements, and all third-party payor contracts (including Medicare and Medicaid to the extent permitted by Law), including, but not limited to, the Veterans Administration, Participation Agreements, and any and all depository accounts (other than resident trust accounts) into which the proceeds of all or any portion of such accounts may be now or hereafter deposited, and all proceeds (cash and non-cash) of the foregoing.
     “Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.
     “Act of Bankruptcy” means the filing of a petition in bankruptcy under the Bankruptcy Code or the other commencement of a proceeding under any other applicable law concerning insolvency, reorganization or bankruptcy, now or hereafter in effect.
     “Affiliate” means an entity with either revenues or assets in excess of $750,000 in which an entity has an ownership interest equal to or greater than twenty-five percent (25%).
     “Agent” means the Person defined as the “Agent” in the preamble of this Agreement and shall also include any successor Agent appointed pursuant to Section 11.7.3 (Successor Agent).
     “Agent’s Obligations” shall mean any and all Obligations payable solely to and for the exclusive benefit of Agent by Borrower under the terms of this Agreement and/or any of the other Financing Documents.
     “Agreement” means this Loan and Security Agreement (Loan A) and all amendments, modifications and supplements hereto which may from time to time become effective in accordance with the provisions of Section 12.2 (Amendments; Waivers).
     “Assignee” means any Person to which any Lender assigns all or any portion of its interests under this Agreement, any Commitment, and any Loan, in accordance with the provisions of Section 12.5 (Assignments by Lenders), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.
     “Bankruptcy Code” Title 11 of the United States Code, as amended from time to time, and any successor Laws.

     “Business Day” shall mean any day that is not a Saturday, Sunday or banking holiday in the State and must also be a day in which dealings are carried on in the applicable interbank Eurodollar market.
     “Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
     “Chattel Paper” means a writing or writings which evidence both a monetary obligation and a security interest in or lease of specific goods, any returned, rejected or repossessed goods covered by any such writing or writings and all proceeds (in any form including, without limitation, accounts, contract rights, documents, chattel paper, instruments and general intangibles) of such returned, rejected or repossessed goods, and all proceeds (cash and non-cash) of the foregoing but only to the extent that any of the foregoing relates to the Facility.
     “Closing Date” means the date of the closing of the Loans.
     “Collateral” shall mean all of Borrower’s Accounts, Chattel Paper, Equipment, General Intangibles, documents, Instruments and Inventory, all right, title and interest of Borrower in and to the Operating Agreements and Management Contracts (including, without limitation, the Management Agreement), Resident Agreements, Physician Contracts, Participation Agreements, the Licenses (whether or not designated with initial capital letters), as those terms are defined herein and in the Uniform Commercial Code as presently adopted and in effect in the State, and shall also cover, without limitation, (a) any and all property specifically included in those respective terms in this Agreement or in the Financing Documents, (b) all right, title and interest of Borrower in and to Leases or subleases, rents, royalties, issues, profits, revenues, earnings, income or other benefits of the Property, or arising from the use or enjoyment of the Property, or from any lease or other use and occupancy agreement pertaining to the Property, (c) any and all property and/or collateral described in any of the Security Documents, and (d) all proceeds (cash and non-cash, including, without limitation, insurance proceeds), of the foregoing.
     “Commitment” means with respect to each Lender, such Lender’s Term Loan Commitment, and “Commitments” means the Term Loan Commitments of all of Lenders.
     “Committed Amount” means with respect to each Lender, such Lender’s Term Loan Committed Amount.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended and the regulations promulgated or issued thereunder.
     “Debt Service” means for any period of determination thereof an amount equal to the total of the aggregate amount of all payments of principal and interest with respect to the Term Loan, excluding any balloon payment.
     “Debt Service Ratio” means a ratio of Net Operating Income to Debt Service.

     “Deed of Trust” means the Deed of Trust, Assignment, Security Agreement and Fixture Filing (Loan A) of even date herewith, covering the Property, executed by Borrower in favor of Agent as collateral for Loan A, as the same may from time to time be amended, restated, supplemented or otherwise modified.
     “Default” means, with respect to each Financing Document, a default which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of Agent in connection with (a) the collection or enforcement of any or all of the Obligations, (b) the preparation of or changes to this Agreement, the Note, the Security Documents and/or any of the other Financing Documents, (c) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, including, without limitation, those sums paid or advanced, and costs and expenses, more specifically described in Section 10.5 (Performance by Agent) and Section 12.10 (Enforcement Costs), and (d) the monitoring, administration, processing, servicing of any or all of the Obligations and/or the Collateral.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Equipment” shall mean all equipment, machinery, furniture and fixtures and supplies of every nature pertaining to the Facility, presently existing or hereafter acquired or created and wherever located, together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefor and all parts and equipment which may be attached to or which are necessary for the operation and use of such personal property, whether or not the same shall be deemed to be affixed to real property, and all rights under or arising out of present or future contracts relating to the foregoing and all proceeds (cash and non-cash) of the foregoing.
     “Event(s) of Default” shall mean the occurrence of any one or more of the events specified in ARTICLE IX (Events of Default) or in the Deed of Trust and the continuance of such event beyond the applicable grace and/or cure periods therefor, if any, set forth in ARTICLE IX.
     “Facility” has the meaning described in the Recitals of this Agreement.
     “Federal Funds Rate” means for any day of determination, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day) by the Federal Reserve Bank for the next preceding Business Day) by the Federal Reserve Bank of Richmond or, if such rate is not so published for any day that is a Business Day, the average of quotations for such day on such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by Agent.
     “Financing Documents” means at any time collectively this Agreement, the Note, the Deed of Trust, the Security Documents, and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by Borrower and/or any other Person, singly or jointly with another Person or Persons, evidencing, securing, guarantying or in connection with any of the Obligations and/or in connection with this Agreement, the Note and/or any of the Security Documents, as the same may from time to time be amended, restated, supplemented or otherwise modified.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America in effect from time to time.
     “General Intangibles” shall mean any and all general intangibles of every nature, whether presently existing or hereafter acquired or created arising out of or relating to the Facility, including without limitation all books, correspondence, credit files, records, computer programs, computer tapes, cards and other papers and documents in the possession or control of Borrower, claims (including without limitation all claims for income tax and other refunds), choses in action, judgments, patents, patent licenses, trademarks (excluding the “Sunrise” trademark or tradename), trademark licenses, licensing agreements, rights in intellectual property, goodwill, as that term is defined in accordance with GAAP (including all goodwill of Borrower’s businesses symbolized by, and associated with, any and all trademarks, trademark licenses, copyrights and/or service marks), royalty payments, contractual rights, rights as lessee under any lease of real or personal property, literary rights, copyrights, service names, service marks, logos, trade secrets, all amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures or general or limited partnerships, all Licenses, construction permits, Operating Agreements and Management Contracts, Participation Agreements and Resident Agreements, and all proceeds (cash and non-cash) of the foregoing.
     “Governmental Authority or Authorities” shall mean any nation or government, the District of Columbia, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantor” means SSLI, and its successors and assigns.
     “Guaranty” means the Guaranty of Payment dated of even date herewith executed by SSLI in favor of Agent for the ratable benefit of Lenders, as amended, modified, substituted, extended, and renewed from time to time.
     “Hazardous Materials” means any flammable explosives, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde, radon, and any substance defined as or included in the definition of (a) any “hazardous waste” as defined by the Resource Conservation Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any “toxic substance” as defined by the Toxic Substances Control Act, as amended from time to time, and regulations promulgated thereunder; (d) any hazardous or infectious medical waste including, but not limited to, cultures and stocks of infectious agents and associated biologicals, pathological wastes, human and animal blood specimens and blood products, anatomical materials, blood, blood-soiled articles, contaminated materials, microbiological laboratory wastes, sharps, chemical wastes, infectious wastes, chemotherapeutic wastes, and radioactive wastes; (e) any substance, the presence of which on any property now or hereafter owned, operated or acquired by any Borrower is prohibited or regulated under any applicable Federal or state laws or regulations; and (f) any other substance, pollutant, contaminant, chemical, or industrial toxic hazardous substance or waste, including without limitation hazardous materials, which by law is prohibited or is otherwise regulated as a hazardous material.
     “Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of the Deed of Trust) of the Improvements, facilities, soil, ground water, air or other elements on, in or constituting a part of, the Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, ground water, air or other elements on, in or constituting a part of, any other property as a result of Hazardous Materials at any time (whether before or after the date of the Deed of Trust) emanating from the Property.
     “Improvements” shall have the meaning given to that term in the Deed of Trust.
     “Instruments” means any and all notes, notes receivable, drafts, acceptances, and similar instruments or documents, both now owned or hereafter created or acquired arising out of or relating to the Facility (or any part thereof).
     “Inventory” means any and all inventory of Borrower and all right, title and interest of Borrower in, and to, all of its now owned and hereafter acquired goods, merchandise and other personal property furnished under any contract of service or intended for sale or lease arising out of or relating to the Facility, including, without limitation, all supplies of any kind, nature or description which are used or consumed in Borrower’s business and all documents of title or documents representing the same and all proceeds (cash and non-cash) and products of the foregoing.
     “Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and all Proceeds of, and Supporting Obligations with respect to, the foregoing.
     “Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority or any court or similar entity established by any thereof.
     “Letter-of-credit right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.
     “Licenses” means any and all licenses, certificates of need, operating permits, franchises, and other licenses, authorizations, certifications, permits, or approvals, other than construction permits, issued by, or on behalf of, any Governmental Authority now existing or at any time hereafter issued, with respect to the acquisition, construction, renovation, expansion, leasing, ownership management and/or operation of the Facility, accreditation of the Facility, and/or the participation or eligibility for participation in any third party payment or reimbursement programs (but specifically excluding any and all third-party payor participation or reimbursement agreements now or at any time hereafter existing for the benefit of Borrower to the extent required by Law), any and all operating licenses issued by any state Governmental Authority, any and all pharmaceutical licenses and other licenses related to the purchase, dispensing, storage, prescription or use of drugs, medications, and other “controlled substances,” any and all licenses relating to the operation of food or beverage facilities or amenities, if any, and any and all certifications and eligibility for participation in Medicare, Medicaid, Blue Cross and/or Blue Shield, or any of the Managed Care Plans, private insurer, employee assistance programs or other third party payment or reimbursement programs as the same may from time to time be amended, renewed, restated, reissued, restricted, supplemented or otherwise modified.
     “Lien” means any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien or charge of any kind, whether perfected or unperfected, avoidable or unavoidable, consensual or non-consensual, including, without limitation, any conditional sale or other title retention agreement, filed or unfiled tax liens, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.
     “Loan B” means a term loan in the principal amount of $10,000,000 made by Chevy Chase to Borrower and evidenced by a Deed of Trust Note — Loan B of even date herewith executed by Borrower in favor of Chevy Chase (“Note B”) and secured as provided in Note B.
     “Managed Care Plans” shall mean any health maintenance organization, preferred provider organization, individual practice association, competitive medical plan, or similar arrangement, entity, organization, or Person.
     “Management Agreement” shall mean the Management Agreement dated April 1, 2002, by and between Borrower and the Management Company relating to the management of the Facility, as the same may from time to time be amended, restated, supplemented or otherwise modified.
     “Management Company” means SSLMI, its successors and assigns and any other Person which may become the manager of the Facility.
     “Material Adverse Change” means a significant adverse change in a Person’s financial position or capacity including but not limited to significant adverse changes in (a) liquidity (b) gross revenues (c) total expenses (d) such Person’s net worth or (e) ability to meet payment obligations under such Person’s existing funded debt, existing Indebtedness, the Obligations and/or existing contingent liabilities.
     “Multi-employer Plan” shall mean a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Operating Income” means for any period of determination thereof an amount equal to the total of the sum of operating revenues less operating expenses plus depreciation and amortization and a reserve of $300 per unit per annum.
     “Note” and “Notes” shall have the meanings set forth in Section 2.l(b) (The Loan).

     “Notice” means a written communication delivered by hand, or sent by overnight courier, or by certified or registered mail, postage prepaid, return receipt requested, to the Person to whom such communication is to be given, at the addresses set forth in Section 12.1 (Notices).
     “Obligations” means all present and future debts, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of Borrower to Agent and Lenders under, arising pursuant to, in connection with and/or on account of the provisions of this Agreement, the Notes, each Security Document, and any of the other Financing Documents, any Swap Contract or the Loan, including, without limitation, the principal of, and interest on, the Note, late charges, Enforcement Costs, and other prepayment penalties (if any), letter of credit fees or fees charged with respect to any guaranty of any letter of credit, any and all recording, transfer or other taxes and costs of any kind required or incurred in connection with the recordation of a ground lease of the Property (as defined in the Deed of Trust) and also means all other present and future indebtedness, liabilities and obligations, whether now existing or contemplated or hereafter arising, of Borrower to Agent of any nature whatsoever regardless of whether such debts, obligations and liabilities be direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent, and any and all renewals, extensions and rearrangements of any such debts, obligations and liabilities.
     “Operating Agreements and Management Contracts” means any and all contracts and agreements previously, now or at any time hereafter entered into by Borrower and/or the Management Company other than Resident Agreements with respect to the acquisition, construction, renovation, expansion, ownership, operation, maintenance, use or management of the Property or otherwise concerning the operations and business of the Property, any and all service and maintenance contracts, any employment contracts, any and all management agreements, any and all consulting agreements, laboratory servicing agreements, pharmaceutical contracts, physician, other clinician or other professional services provider contracts, patient admission agreements, Resident Agreements, food and beverage service contracts, and other contracts for the operation and maintenance of, or provision of services to, the Property, as the same may from time to time be amended, restated or substituted from time to time.
     “Participation Agreements” means any and all third party payor participation or reimbursement agreements now or at any time hereafter existing for the benefit of Borrower relating to rights to payment or reimbursement from, and claims against, private insurers, Managed Care Plans, material employee assistance programs, Blue Cross and/or Blue Shield, federal, state and local Governmental Authorities, including without limitation, Medicare and Medicaid, and other third party payors, as the same may from time to time be amended, restated, extended, supplemented or modified.
     “Permitted Liens” means: (a) Liens for Taxes which are not delinquent or which Agent has determined in the good faith exercise of its sole and absolute discretion (i) are being diligently contested in good faith and by appropriate proceedings, (ii) Borrower have the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting Borrower, and (iii) are not, and will not be with appropriate filing, the giving of notice and/or the passage of time, entitled to priority over any Lien of Agent; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (c) Liens in favor of Agent or

Lenders; (d) judgment Liens to the extent the entry of such judgment does not constitute an Event of Default under the terms of this Agreement or result in the sale of, or levy of execution on, any of the Collateral; and (e) Liens approved by Agent and Lenders which have been created to secure permitted subordinated debt on a junior lien basis; and (f) such other Liens, if any, as are identified as Permitted Encumbrances as defined in the Deed of Trust.
     “Person” shall mean and include an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association, any Governmental Authority or any other entity.
     “Pledge Assignment and Security Agreement” means the Pledge, Assignment and Security Agreement of even date herewith executed by SSLII in favor of Agent, pursuant to which SSLII has pledged and assigned all of its interests in Borrower to Agent for the ratable benefit of Lenders as additional security for the Loan.
     “Post Default Rate” means the interest rate on the Note plus three percent (3%) per annum.
     “Property” shall have the meaning given to that term in the Deed of Trust.
     “Receivables” means all of Borrower’s now or hereafter owned, acquired or created Accounts, Chattel Paper, Contract Rights, General Intangibles and Instruments, and all cash and non-cash proceeds and products thereof.
     “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.
     “Requisite Lenders” means at any time of determination one or more Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the Commitments; provided, however, so long as there are only two (2) Lenders, “Requisite Lenders” shall mean both Lenders.
     “Resident Agreements” means any and all contracts, authorizations, agreements and/or consents executed by or on behalf of any resident or other person seeking services from the Management Company or Borrower pursuant to which the Management Company or Borrower provides or furnishes health or assisted living care and related services at the Property, including the consent to treatment, assignment of payment of benefits by third party, as amended, restated or substituted from time to time.
     “SSLI” means Sunrise Senior Living, Inc., a Delaware corporation.
     “SSLII” means Sunrise Senior Living Investments, Inc., a Virginia corporation.
     “SSLMI” means Sunrise Senior Living Management, Inc., a Virginia corporation.
     “Security Documents” shall mean, collectively, any assignment, including, without limitation, the Pledge, Assignment and Security Agreement, the Guaranty and any assignment, pledge agreement, security agreement, mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, Agent on any collateral to secure the Obligations, as the same may from time to time be amended, restated, supplemented or otherwise modified.
     “State” means the Commonwealth of Virginia.
     “Sunrise Bank Group” means the lenders from time to time under the Sunrise Senior Financing Agreement.
     “Sunrise Senior Financing Agreement” means the Credit Agreement dated as of December 2, 2005 by and among Guarantor, certain subsidiaries of Guarantor, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the lenders named therein or any senior credit facility substituted therefor from time to time.
     “Supporting Obligation” means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.
     “Swap Contract” means any document, instrument or agreement between Borrower and Agent or any affiliate of Agent, now existing or entered into in the future, relating to an interest rate swap transaction, forward rate transaction, interest rate cap, floor or collar transaction, any similar transaction, any option to enter into any of the foregoing, and any combination of the foregoing, which agreement may be oral or in writing, including, without limitation, any master agreement relating to or governing any or all of the foregoing and any related schedule or confirmation, each as amended from time to time.
     “Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on Borrower or any of their properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.
     “Term Loan” and “Term Loans” have the meanings described in Section 2.1 (a) (The Term Loan).
     “Term Loan Commitment” and ‘Term Loan Commitments” have the meanings described in Section 2.1 (a) (The Term Loan).
     “Term Loan Committed Amount” has the meaning described in Section 2.1 (a) (The Term Loan).
     “Term Loan Facility” means the facility established by Lenders pursuant to Section 2.1 (The Term Loan).
     “Term Loan Pro Rata Share” has the meaning described in Section 2.1 (a) (The Term Loan).

     “Total Term Loan Committed Amount” has the meaning described in Section 2.1 (a) (The Term Loan).
     “Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.
     Section 1.2 Accounting Terms and Other Definitional Provisions.
     Unless otherwise defined in this Agreement, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined in this Agreement, and accounting terms only partly defined in this Agreement, to the extent not defined, shall have the respective meanings given to them under GAAP. Unless otherwise defined in this Agreement, all terms used in this Agreement which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, section, subsection, schedule and exhibit references are references to sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used in this Agreement, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neutered gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents and any of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.
ARTICLE II
BORROWING
     Section 2.1 The Term Loan.
          (a) Subject to and upon the provisions of this Agreement, each Lender severally agrees to make a loan (each a “Term Loan”; and collectively, the “Term Loans”) to Borrower on the Closing Date in the principal amount set forth below opposite such Lender’s name (herein called such Lender’s “Term Loan Committed Amount”). The total of each Lender’s Term Loan Committed Amount is herein called the “Total Term Loan Committed Amount”. The proportionate share set forth below opposite each Lender’s name is herein called such Lender’s “Term Loan Pro Rata Share”:

	Term Loan
Lender	Committed Amount	Term Loan Pro Rata Share
Chevy Chase Bank, F.S.B.	$20,000,000	66.6666667%

MB Financial Bank, N.A.	$10,000,000	33.3333333%

Total Term Loan Committed Amount	$30,000,000	100%
          The obligation of each Lender to make a Term Loan is several and is limited to its Term Loan Committed Amount, and such obligation of each Lender is herein called its “Term Loan Commitment”. The Term Loan Commitment of each Lender are herein collectively referred to as the “Term Loan Commitments”. Agent shall not be responsible for the Term Loan Commitment of any Lender, except to the extent Agent acts as a Lender; and similarly, none of Lenders shall be responsible for the Term Loan Commitment of any of the other Lenders; the failure, however, of any Lender to perform its Term Loan Commitment shall not relieve any of the other Lenders from the performance of their respective Term Loan Commitments.
          (b) The obligation of Borrower to pay the Term Loans with interest shall be evidenced by a series of promissory notes (each as from time to time extended, amended, restated, supplemented or otherwise modified, the “Note” and collectively, the “Notes”) substantially in the form of EXHIBIT A attached hereto and made a part hereof with appropriate insertions. Each Note shall be dated as of the Closing Date, shall be payable to the order of a Lender at the times provided in the Note, and shall be in the principal amount of such Lender’s Term Loan Committed Amount.
          (c) Borrower may voluntarily prepay the principal sum outstanding only in accordance with the terms of the Note. Sums borrowed and repaid may not be readvanced.
     Section 2.2 Settlement Among Lenders.
          (a) Agent shall pay to each Lender on each payment date, such Lender’s ratable share of all payments received by Agent in immediately available funds on account of the Term Loans, net of any amounts payable by such Lender to Agent, by wire transfer of same day funds; the amount payable to each Lender shall be based on the principal amount of the Term Loan owing to such Lender.
          (b) All other amounts received by Agent on account of, or applied by Agent to the payment of, any Obligation owed to Lenders (including, without limitation, fees payable to Lenders and proceeds from the sale of, or other realization upon, all or any part of the Collateral following an Event of Default) that are received by Agent not later than 11:00 a.m. (Eastern Time) on a Business Day will be paid by Agent to each Lender on the same Business Day, and any such amounts that are received by Agent after 11:00 a.m. (Eastern Time) will be paid by Agent to each Lender on the following Business Day.
          (c) Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Agent and Agent shall have distributed to any Lender all or any portion of such amount, such Lender shall repay to Agent on demand the amount so distributed to such Lender, together with interest thereon at the Federal Funds Rate, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent.
ARTICLE III
GENERAL FINANCING PROVISIONS
     Section 3.1 Computation of Interest and Fees.
     All applicable fees and interest shall be calculated on the basis of a year of 365 days for the actual number of days elapsed pursuant to the terms of the Note and Borrower’s election of interest rate options thereunder and interest shall be payable in arrears.
     Section 3.2 Payment and Performance of Obligations.
     All payments of the Obligations shall be paid by Borrower without setoff or counterclaim to Agent (except as otherwise provided herein) at Agent’s office specified in Section 12.1 (Notices) in immediately available funds not later than 2:00 p.m. (Eastern Time) on the due date of such payment. All payments received by Agent after such time shall be deemed to have been received by Agent for purposes of computing interest and fees and otherwise as of the next Business Day. Payments shall not be considered received by Agent until such payments are paid to Agent in immediately available funds.
     Section 3.3 Liens; Setoff.
     Borrower hereby grants to Agent and to Lenders a continuing Lien for all of the Obligations (including, without limitation, Agent’s Obligations) upon any and all monies, Investment Property, and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to, Agent, any of Lenders, and/or any Affiliate of Agent and/or any of Lenders, from or for the account of Borrower, and also upon any and all deposit accounts (general or special) and credits of Borrower, if any, with Agent, any of Lenders or any Affiliate of Agent or any of Lenders, at any time existing, excluding any deposit accounts held by Borrower in its capacity as trustee for Persons who are not Affiliates of Borrower. Without implying any limitation on any other rights Agent and/or Lenders may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, Agent and the each of Lenders, respectively, is hereby authorized by Borrower at any time and from time to time, without notice to Borrower, to set off, appropriate and apply any or all items hereinabove referred to against all Obligations (including, without limitation, Agent’s Obligations) then outstanding (whether or not then due), all in such order and manner as shall be determined by Agent in its sole and absolute discretion.
     Section 3.4 Requirements of Law.
     In the event that any Lender shall have determined in good faith that (i) the adoption of any Capital Adequacy Regulation, or (ii) any change in any Capital Adequacy Regulation or in the interpretation or application thereof or (iii) compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, as a consequence of the obligations of such Lender hereunder to a level below that which such Lender or any corporation controlling such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender and the corporation controlling such Lender, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower of a written request therefor and a statement of the basis for such determination, Borrower shall pay to such Lender such additional amount or amounts in order to compensate such Lender or its controlling corporation for such reduction. If rates have been increased pursuant to the foregoing, and thereafter there is a change which has the effect of increasing the rate of return to a Lender, then any additional amount that had been charged will appropriately reduce.
ARTICLE IV
COLLATERAL
     Section 4.1 Collateral.
     As security for the payment of all of the Obligations and for Borrower’s performance of, and compliance with, all of the terms, covenants, conditions, stipulations and agreements contained in the Financing Documents, Borrower hereby assigns, grants and conveys to Agent, for the ratable benefit of Lenders, and agrees that Agent, for the ratable benefit of Lenders, shall have, to the extent permitted by law a perfected, continuing security interest in, all of the Collateral. Borrower further agrees that Agent shall have in respect of the Collateral all of the rights and remedies of a secured party under the Uniform Commercial Code and under other applicable Laws as well as those provided in this Agreement. Borrower covenants and agrees to execute and deliver such financing statements and other instruments and filings as are necessary in the opinion of Agent to perfect such security interest. Notwithstanding the fact that the proceeds of the Collateral constitute a part of the Collateral, Borrower may not dispose of the Collateral, or any part thereof, other than in the ordinary course of its business or as otherwise may be permitted by this Agreement.
     Section 4.2 Assignment of Ownership Interests.
     The Obligations are further secured by the Pledge, Assignment and Security Agreement pursuant to which SSLII has assigned to Agent, for the ratable benefit of Lenders, one hundred percent (100%) of its ownership interests in Borrower.

     Section 4.3 Costs.
     Borrower agrees to pay on demand, to the fullest extent permitted by applicable laws, all reasonable fees, commissions, costs, charges and other expenses incurred by Agent in connection with the taking, perfection, preservation, protection and/or release of any security interest or lien on any of the Collateral.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Borrower represents and warrants to Agent and Lenders as follows:
     Section 5.1 Good Standing.
     Borrower (a) is a limited liability company duly organized, existing and in good standing under the laws of the Commonwealth of Virginia, (b) has the power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.
     Section 5.2 Power and Authority.
     Borrower has full power and authority to execute and deliver this Agreement and each of the other Financing Documents executed and delivered by it and to incur the Obligations, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners of, or lenders to, Borrower, and no consent or approval of any Governmental Authority or any third party payor on the part of Borrower, is required as a condition to the validity or enforceability of this Agreement or any of the other Financing Documents executed and delivered by Borrower or to the payment or performance by Borrower of the Obligations.
     Section 5.3 Binding Agreements.
     This Agreement and each of the other Financing Documents executed and delivered by Borrower have been properly executed by Borrower, constitute valid and legally binding obligations of Borrower, and are fully enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applications affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.
     Section 5.4 Litigation.
     There are no proceedings pending before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, will materially adversely affect the financial condition or operations of Borrower or the authority of Borrower to enter into this Agreement or any of the other Financing Documents executed and delivered by Borrower. There is no pending revocation, suspension, termination, probation, restriction, limitation or non-renewal of any License, Participation Agreement or any similar accreditation or approval from any organization or Governmental Authority regulating healthcare providers, including, without limitation, the issuance of any provisional License or other License with a term of less than twelve (12) months, as a consequence of any sanctions imposed by any Governmental Authority, nor is there any pending assessment of any civil or criminal penalties by any Governmental Authority, the outcome of which, if determined adversely to Borrower, could materially impair Borrower’s ability to pay the Obligations. Borrower has no appeals regarding rates or reimbursements currently pending or contemplated before any Governmental Authority or any administrator of any third party payor or preferred provider program or referral source, the outcome of which, if determined adversely to Borrower, could materially impair Borrower’s ability to pay the Obligations. There are no Medicare or Medicaid recoupments or recoupments of any other third party payor being sought, requested or claimed, against Borrower, the outcome of which, if determined adversely to Borrower could materially impair Borrower’s ability to pay the Obligations, except as otherwise disclosed in writing to, and approved by, Agent.
     Section 5.5 No Conflicting Agreements.
     There is (a) no provision of the operating agreement of Borrower and no provision of any existing mortgage, indenture, contract or agreement binding on Borrower or affecting its property, and (b) to the knowledge of Borrower no provision of law or order of court binding upon Borrower, which would conflict with or in any way prevent the execution, delivery, or performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by Borrower, or which would be violated as a result of such execution, delivery or performance, or, if so, all necessary consents have been obtained.
     Section 5.6 Financial Information.
     All financial statements or information hereto furnished to Agent and Lenders with respect to Borrower and the Facility is complete and correct in all material respects and fairly presents the financial position of Borrower and the financial condition of the Facility. There are no liabilities, direct or indirect, fixed or contingent, of Borrower which are not reflected in Borrower’s financial statements or in the notes thereto. There has been no Material Adverse Change in the financial condition or operations of Borrower or the Facility since the date of such financial statements and information (and to Borrower’s knowledge, no such adverse change is pending), and Borrower has not guaranteed the obligations of, or made any investments in or advances to, any company, individual or other entity, except as disclosed in such information.
     Section 5.7 No Default.
     Borrower is not in default under or with respect to any obligation under any agreement to which Borrower is a party in any respect which could materially adversely affect the ability of Borrower to perform the Obligations. There is no Event of Default hereunder.
     Section 5.8 Taxes.
     Borrower has filed or has caused to have been filed all federal, state and local tax or informational returns which are required by law to be filed, and have paid or caused to have been paid all Taxes as shown on such returns or on any assessment received by Borrower, to the extent that such Taxes have become due, or which are required by law to be paid, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower and adequate reserves therefor have been established as required under GAAP.

     Section 5.9 Place(s) of Business and Location of Collateral.
     Borrower warrants that the address of its chief executive office is as specified in EXHIBIT B attached hereto and made a part hereof and that the address of each of its other places of business, if any, is as disclosed to Agent and Lenders in EXHIBIT B. The Collateral and all books and records pertaining to the Collateral are and will be located at the addresses indicated on EXHIBIT B. Borrower will immediately advise Agent and Lenders in writing of the opening of any new place of business or the closing of any existing place of business, and of any change in the location of the places where the Collateral, or any part thereof, or the books and records concerning the Collateral, or any part thereof, are kept.
     Section 5.10 Title to Properties.
     Borrower has good and marketable title to all of its properties, including, without limitation, the Collateral owned by it, and the Collateral is free and clear of mortgages, pledges, liens, charges and other encumbrances other than the Permitted Liens.
     Section 5.11 Margin Stock.
     None of the Loan proceeds will be used, directly or indirectly, by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin security” within the meaning of Regulation G (12 CFR Part 207), or “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”) or for any other purpose which might make the transactions contemplated herein a “purpose credit” within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.
     Section 5.12 ERISA.
     With respect to any “pension plan”, as defined in Section 3(2) of ERISA, which plan is now or previously has been maintained or contributed to by Borrower and/or by any Commonly Controlled Entity: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived, that would materially adversely affect the ability of Borrower to pay the Obligations; (b) no “reportable event” as defined in ERISA §4043 has occurred with respect to which notice has not been waived under 29 C.F.R. § 4043; (c) no termination of any plan subject to Title IV of ERISA has occurred that would materially adversely affect the ability of Borrower to pay the Obligations; (d) neither Borrower nor any Commonly Controlled Entity has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any multi-employer plan; (e) neither Borrower nor any Commonly Controlled Entity has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any multi-employer plan; (f) no multi-employer plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute is in “reorganization” within the meaning of ERISA §4241 nor has notice been received by Borrower or any Commonly Controlled Entity that such a multi-employer plan will be placed in “reorganization”.

     Section 5.13 Governmental Consent.
     Neither the nature of Borrower or of its business or properties, nor any relationship between Borrower and any other Person, nor any circumstance in connection with the making of the Loan, or the offer, issue, sale or delivery of the Note is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, on the part of Borrower, as a condition to the execution and delivery of this Agreement or any of the other Financing Documents, the borrowing of the principal amount of the Loan or the offer, issue, sale or delivery of the Note.
     Section 5.14 Full Disclosure.
     The financial statements referred to in this ARTICLE V do not, nor does this Agreement, nor do any written statements furnished by Borrower to Agent in connection with the making of the Loan, contain any untrue statement of fact or knowingly omit a material fact necessary to make the statements contained therein or herein not materially misleading. Borrower has not, to the best of its knowledge, failed to disclose any fact to Agent in writing which materially adversely affects or, will or could prove to materially adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement.
     Section 5.15 Business Names and Addresses.
     Borrower has not conducted business under any name other than its current name, and has not conducted its business in any jurisdiction other than the District of Columbia. Borrower intends to operate the Facility under the name “Sunrise of Connecticut Avenue”. Borrower shall promptly notify Agent of any change in the name of the Facility.
     Section 5.16 Licenses.
     Borrower further represents and warrants to Agent that, with respect to any License: (a) no Default or Event of Default has occurred or is continuing under the terms of any of the Licenses, or any condition to the issuance, maintenance, renewal and/or continuance of any License, (b) Borrower has paid all fees, charges and other expenses to the extent due and payable with respect to, and has provided all information and otherwise complied with all material conditions precedent to, the issuance, maintenance, renewal, and continuance of all Licenses, (c) Borrower has not received any notice from any Governmental Authority relating to any actual or pending suspension, revocation, restriction, or imposition of any probationary use, of any License, nor has any License been materially amended, supplemented, rescinded, terminated, or otherwise modified except as otherwise disclosed in writing to, and approved by, Agent, (d) Borrower has not made any previous assignment of any of the Licenses to any Person, and (e) no financing statement covering any of the Licenses is on file in any public office except financing statements in favor of Agent. The foregoing notwithstanding, Borrower, Agent and Lenders acknowledge and agree that the District of Columbia does not currently require a license for the operation of an assisted living facility. At such time as the District of Columbia implements laws or establishes regulations governing the operation of the Facility which require licensure, Borrower shall provide Agent with a copy of the License issued by the District of Columbia and comply with this Section 5.16 in all respects.

     Section 5.17 Operating Agreements and Management Contracts.
     Borrower has furnished or caused SSLMI to furnish to Agent photocopies of all material Operating Agreements and Management Contracts entered into with respect to the Facility, and all amendments, supplements and modifications thereto including, without limitation, the Management Agreement. Borrower further represents and warrants to Agent that (a) all of the material Operating Agreements and Management Contracts are or will be at the time of execution and delivery thereof valid and binding on the parties thereto and in full force and effect, (b) no Default or Event of Default has occurred or is continuing under the terms of any of the material Operating Agreements and Management Contracts, and no party thereto has attempted or threatened to terminate any Operating Agreement and Management Contract, (c) Borrower has not made any previous assignment of the Operating Agreements and Management Contracts to any Person, and (d) no financing statement covering any of the Operating Agreements and Management Contracts is on file in any public office except financing statements in favor of Agent, for the ratable benefit of Lenders.
     Section 5.18 Participation Agreements and Resident Agreements.
     Borrower has furnished or caused SSLMI to furnish to Agent, on or before the Closing Date, the form of Resident Agreement used with respect to the Facility and, if requested by Agent, copies of all current, executed Resident Agreements.
     Borrower further covenants to Agent that:
          (a) With respect to the Participation Agreements, if any, (i) to the best of its knowledge, all Participation Agreements will be at the time of execution and delivery thereof valid and binding on the parties thereto and in full force and effect, and (ii) all Participation Agreements will provide for payment to or for the benefit of Borrower or the Management Company for services rendered to residents of the Facility. Borrower represents and warrants that as of the date hereof it has not entered any Participation Agreement for the Facility.
          (b) To the extent Borrower participates or will participate in Medicare or Medicaid payment and reimbursement programs, Borrower has complied and will comply with all notice and other requirements under Title XVIII and Title XIX of the Social Security Act to enable Borrower to participate in the Medicare and Medicaid payment and reimbursement programs.
     Section 5.19 Compliance with Laws.
     Borrower is not in violation of any applicable laws of any Governmental Authority pertaining to employment practices, health standards or controls, environmental and occupational standards or controls or order of any court or arbitrator, the violation of which, considered in the aggregate, would materially adversely affect the ability of Borrower to pay the Obligations. Borrower is in compliance with all accreditation standards and requirements to which it is subject. Borrower has obtained all Licenses necessary to the ownership of its property or to the conduct of its activities which, if not obtained, would materially adversely affect the ability of Borrower to conduct its activities of operating the Facility as an assisted living facility, including, without limitation if and as required by any Governmental Authorities for the dispensing, storage, prescription, disposal, and use of drugs, medications and other “controlled substances” and for the maintenance of cafeteria and other food and beverage facilities or services or the condition (financial or otherwise) of Borrower. The foregoing notwithstanding, Borrower, Agent and Lenders acknowledge and agree that the District of Columbia does not currently require a license for the operation of an assisted living facility. At such time as the District of Columbia implements laws or establishes regulations governing the operation of the Facility which require licensure, Borrower shall provide Agent with a copy of the License issued by the District of Columbia and comply with this Section 5.19 in all respects.
     Section 5.20 Presence of Hazardous Materials or Hazardous Materials Contamination.
     Borrower has not placed Hazardous Materials on the Property. To the best of Borrower’s knowledge, no Hazardous Materials are located on the Property, except for reasonable quantities of necessary supplies for use by SSLMI in the ordinary course of its current line of business and stored, used and disposed of in accordance with applicable Laws, and, to the best of Borrower’s knowledge, the Property has never been used as a manufacturing, storage, or dump site for Hazardous Materials nor is the Property affected in any materially adverse way by Hazardous Materials Contamination.
     Section 5.21 Nature of Loan; Usury; Disclosures.
     Borrower is a business or commercial organization, and the Loan is being made solely for the purpose of carrying on or acquiring a business or commercial enterprise. The rates of interest charged on the Loan do not, and will not, violate any usury Law or interest rate limitation. The Loan is not subject to the federal Consumer Credit Protection Act (15 U.S.C. §1601 et. seq.) nor any other federal or state disclosure or consumer protection laws. The Loan is being transacted solely for business or commercial purposes and not for personal, family or household purposes.
     Section 5.22 Accounts.
     With respect to all of Borrower’s Accounts and to the best of Borrower’s knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an instrument, or chattel paper (unless such judgment has been assigned and such instrument or chattel paper has been endorsed and delivered to Agent); (b) they represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices relating thereto; (c) the services rendered which resulted in the creation of the Accounts have been delivered or rendered to and accepted by the Account Debtor; (d) the amounts shown on Borrower’s books and records, with respect thereto are actually and absolutely owing to Borrower and are not contingent for any reason; (e) there are no set-offs, counterclaims or disputes known by Borrower or asserted with respect thereto, and Borrower has made no agreement with any Account Debtor thereof for any deduction or discount of the sum payable thereunder except regular discounts allowed by Borrower in the ordinary course of its business for prompt payment; (f) there are no facts, events or occurrences known to Borrower which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder; (g) all Account Debtors thereof, to the best of Borrower’s knowledge, have the capacity to contract; (h) the services furnished giving rise thereto are not subject to any Liens other than Permitted Liens; (i) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; and (j) there are no proceedings or actions known to Borrower which are pending against any Account Debtor which might result in any material adverse change in its financial condition.

     Section 5.23 Survival; Updates of Representations and Warranties.
     All representations and warranties contained in or made under or in connection with this Agreement and the other Financing Documents shall survive the date of this Agreement and the Loan made hereunder. Each of Agent and Lenders acknowledges and agrees that any and all representations and warranties contained in, or made under, or in connection with, this Agreement may be amended, changed or otherwise modified by Borrower at any time and from time to time after the date of this Agreement so as to accurately reflect the matters represented and warranted therein; provided, that such amendments, changes and/or modifications are disclosed in writing to Agent. Neither Agent nor Lenders shall have an obligation to waive any Event of Default due to any present or future inaccuracy of such representation or warranty or to agree to any amendment, change or modification of any such representation or warranty.
     Section 5.24 Compliance with Health Care Laws.
          (a) Without limiting the generality of any other provision of this Agreement, including, without limitation, any other representation or warranty made herein, Borrower, SSLMI and the Property and, to Borrower’s knowledge, each of Borrower’s or SSLMI’s licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of Borrower or SSLMI (with respect to its operation of the Property) or any portion of the Property, is in material compliance with all applicable statutes, laws, ordinances, rules and regulations of any federal, state or local governmental authority with respect to regulatory matters primarily relating to patient healthcare and/or patient healthcare information, including without limitation, if applicable, the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”) (collectively, “Healthcare Laws”)). Borrower and/or SSLMI, as applicable, has maintained in all material respects all records required to be maintained by any governmental agency or authority or otherwise under the Healthcare Laws and, to the knowledge of Borrower, there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. Borrower and/or SSLMI, as applicable, and its or their respective Affiliates have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable law to own or lease, their respective Projects and to conduct their respective business in connection with the Projects (including without limitation such permits as are required under such the Healthcare Laws).
          (b) To the extent that and for so long as (i) Borrower or SSLMI is a “covered entity” within the meaning of HIPAA or (ii) Borrower or SSLMI (with respect to its operation of the Property) and/or their respective business and operations (with respect to the Property) are subject to or covered by the so-called “Administrative Simplification” provisions of HIPAA, such entity (A) has undertaken or will undertake in a timely manner all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) or all areas of its business and operations required by HIPAA and/or that could adversely affected by the failure of such entity to be HIPAA Compliant (as defined below); (B) has developed or will develop in a timely manner a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (C) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such entity is or becomes HIPAA Compliant. For purposes hereof, “HIPAA Compliant” shall mean that

Borrower or SSLMI, as applicable (1) is or will be in compliance with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (2) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding, (other than routine surveys or reviews conducted by any governmental health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to adversely affect Borrower’s or SSLMI’s business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by any such entity of the then effective provisions of HIPAA.
ARTICLE VI
CONDITIONS OF LENDING
     The making of the Loan is subject to the following conditions precedent:
     Section 6.1 Opinion of Counsel for Borrower.
     On the date hereof, Agent shall receive one or more written opinions of counsel for Borrower and SSLI satisfactory in all respects to Agent. Counsel to Borrower will also provide adequate assurance that the Facility holds any necessary Licenses for its operation.
     Section 6.2 Approval of Counsel for Agent.
     All legal matters incident to the Loan and all documents necessary in the opinion of Agent to make the Loan shall be satisfactory in all material respects to counsel for Agent.
     Section 6.3 Supporting Documents.
     Agent shall receive on the date hereof: (a) a certificate of the managing member of Borrower in a form acceptable to Agent in all respects, dated as of the date hereof and certifying (i) that attached thereto is a true, complete and correct copy of resolutions duly adopted by the members of Borrower authorizing the execution and delivery of the Financing Documents to which it is a party, the borrowing thereunder, and the performance of the Obligations, and (ii) as to the incumbency and specimen signature of the authorized officer of the managing member of Borrower or SSLI executing the Financing Documents to which it is a party; (b) a copy of the resolutions, dated November 15, 2002, duly adopted by the board of directors of SSLI generally authorizing the execution and delivery of the Financing Documents to which it is a party and the guarantee of the Loan; (c) such other documents as Agent may reasonably require Borrower, SSLI, the managing member of Borrower to execute, in form and substance acceptable to Agent; and (d) such additional information, instruments, opinions, documents, certificates and reports as Agent may reasonably deem necessary.

     Section 6.4 Financing Documents.
     All of the Financing Documents required by Agent shall be executed and delivered to Agent. The Deed of Trust and financing statements shall be recorded at the sole expense of Borrower.
     Section 6.5 Insurance.
     Agent shall have received all policies of insurance required by the terms hereof and by the other Financing Documents to be in effect from a company or companies and in form and amount reasonably satisfactory to Agent, including without limitation, flood insurance (in the amount of the Loan or the maximum limit of coverage available on the Property, whichever is less or evidence that flood insurance is not available or otherwise required with respect to the Property), together with written evidence, in form and substance satisfactory to Agent, that all fees and premiums due on account thereof have been paid in full.
     Section 6.6 Security Documents.
     In order to perfect the lien and security interest created by this Agreement, Borrower shall have executed and delivered to Agent all Security Documents (in form and substance acceptable to Agent in its sole discretion) deemed necessary by Agent, in a sufficient number of counterparts for recordation, and, at Borrower’s sole expense, shall record all such financing statements and Security Documents, or cause them to be recorded, in all public offices deemed necessary by Agent.
     Section 6.7 Commitment Fee.
     In consideration for the making of the Loan, Borrower shall pay to Agent on or prior to the Closing Date, a commitment fee in the amount of $187,500.00.
     Section 6.8 Management Agreement.
     Borrower shall have delivered to Agent an executed management agreement for the Facility by and between Borrower and SSLMI, in all respects satisfactory to Agent and its counsel.
     Section 6.9 Title and Survey Matters.
     Agent shall have received a paid policy of title insurance (American Land Title Association Standard Form “B” Loan Policy — Current Edition) or a valid and enforceable commitment to issue the same from a company satisfactory to Agent in the amount of the Loan and which may be endorsed or assigned to the successors and assigns of Agent without additional cost, insuring the lien of the Deed of Trust to be a valid first lien on the Property, free and clear of all defects, exceptions and encumbrances except Permitted Liens. Agent shall also have received and approved a copy of a current as-built survey of the Property certified to Agent and to the title insurance company and any recorded subdivision plat of the Property.
     Section 6.10 Appraisal.
     Agent shall have received and approved an appraisal of the Property in all respects satisfactory to Agent.

     Section 6.11 Environmental Reports.
     Agent shall have received evidence satisfactory to it regarding the current and past pollution control practices at the Property in connection with the discharge, emission, handling, disposal or existence of materials and substances controlled by federal, state or local laws and regulations.
ARTICLE VII
AFFIRMATIVE COVENANTS OF BORROWER
     So long as any of the Obligations shall be outstanding hereunder, Borrower agrees with Agent and Lenders as follows:
     Section 7.1 Financial Statements.
     Borrower shall furnish or cause to be furnished to Agent and Lenders:
          (a) As soon as available, but in no event more than twenty-five (25) days after the close of each month, Borrower’s monthly operating and census reports, certified by Borrower.
          (b) As soon as available but in no event more than thirty (30) days after the date of filing, the federal and state income tax returns for Borrower for the year in question as well as any requests for extensions filed in connection therewith.
          (c) As soon as available but in no event later than the dates indicated, consolidated, draft, internally-prepared financial statements of Guarantor for the fiscal quarter ending June 30, 2007, no later than September 30, 2007 and for the fiscal quarter ending September 30, 2007, no later than December 31, 2007 and for each fiscal quarter thereafter, within ninety (90) days thereafter and income and expense statements of Guarantor for such periods certified as to accuracy to the best of his or her knowledge by the chief financial officer of Guarantor, subject to additional adjustments that may arise as a result of final quarterly closing procedures and adjustments as a result of the pending Ernst & Young audit. Adjustments arising from final quarterly closing procedures will be reported to Agent within ninety (90) days of the date on which such statements were delivered.
          (d) As soon as available, but not later than June 30, 2008. restated audited statements for any periods through fiscal year 2007.
          (e) Such additional information, reports or statements as Agent may from time to time reasonably request.
     Section 7.2 Taxes and Claims.
     Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or any of its income or properties prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its properties; provided, however, Borrower shall not be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings.
     Section 7.3 Legal Existence.
     Borrower shall maintain its existence as a limited liability company in good standing in the Commonwealth of Virginia and in each jurisdiction where it is required to register or qualify to do business.
     Section 7.4 Conduct of Business and Compliance with Laws.
     Borrower shall:
          (a) do or cause to be done all things necessary to obtain, enter into, preserve and to keep in full force and effect its material rights and any trade names, patents, trademarks and Licenses, Participation Agreements, and Operating Agreements and Management Contracts which are necessary for the operation of the Facility as an adult assisted living facility as contemplated by Borrower and (b) comply with all applicable Laws, including, without limitation, regulations issued under the Omnibus Budget Reconciliation Act of 1987 (OBRA’87) (Pub.L.No. 100-203), as amended, and observe the valid requirements of Governmental Authorities, and perform the terms of all Participation Agreements to which it is a party, the non- compliance with or the non-observance of which might materially interfere with the performance of its Obligations or the proper or prudent conduct of its business or the Property.
          (b) at such time as required by the District of Columbia, obtain and maintain in full force and effect all Licenses necessary to the acquisition and/or ownership and/or operation of the Facility including, without limitation, Licenses and other approvals related to the storage, dispensation, use, prescription and disposal of drugs, medications and other “controlled substances” and, to the extent offered by Borrower, the maintenance of cafeteria and other food and beverage facilities or services;
          (c) administer, maintain and operate (or will cause to be administered, maintained and operated) the Facility as a revenue-producing assisted living facility;
          (d) to the extent Borrower participates in any such programs, maintain and operate the Facility to meet the standards and requirements and to provide healthcare of such quality and in such manner as would enable Borrower to participate in, and provide services in connection with, recognized medical and healthcare insurance programs;
          (e) at such time as required by the District of Columbia, obtain, maintain and comply with all conditions for the continuance of, all Licenses, including without limitation, Licenses which may at any time be required by the District of Columbia or other appropriate governmental entity, necessary or desirable for the operation of the Facility as an adult assisted living facility; and
          (f) to the extent Borrower presently participates or in the future will participate in such programs, obtain, maintain and comply with all conditions for the continuance of certification from each applicable Governmental Authority that Borrower meet all conditions for participation in the Medicare and Medicaid programs.

     Section 7.5 Use of Proceeds.
     Borrower shall use the proceeds of the Loan for the purpose or purposes set forth in Recital A above and Section 2.1 (a) (The Term Loan) and, without the prior written consent of Lenders, for no other purpose or purposes.
     Section 7.6 Insurance.
     Borrower shall maintain in full force and effect at all times during the term of the Loan, such policies of insurance as may be required by the terms of the Financing Documents from a company or companies, and in form and amounts satisfactory to Agent including, by way of example and not by way of limitation, at least the following:
          (a) During any period of construction in or on the Property, “builder’s risk” insurance, including vandalism and malicious mischief and collapse endorsements in amounts not less than the replacement cost of the Improvements being constructed or of the Property and naming Agent as a loss payee in the mortgagee clause thereof;
          (b) Casualty or physical damage insurance coverage for the Property affording protection against loss or damage by fire or other hazards covered by the standard all-risk fire and hazard insurance policy with lender’s loss payable endorsement and such other risks as shall be customarily covered with respect to projects similar in construction, location and use as the Property, or as Agent may from time to time otherwise require in amounts not less than the greater of the full insurable value of the Improvements (as defined in the Deed of Trust) or the aggregate principal amount of the Obligations; no policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise; the term “full insurable value” means the actual replacement cost of the Property (as defined in the Deed of Trust) (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items);
          (c) General public liability insurance in amounts usually carried by similar operations against claims for bodily injury or death and property damage insurance for claims for damage to property (including loss of use) occurring upon, in or about the Property, with such insurance to afford protection to the limit of not less than $5,000,000 for the aggregate of all occurrences during any given annual policy period;
          (d) Workers’ compensation insurance in accordance with the requirements of applicable law or regulation;
          (e) Business interruption insurance with respect to the Facility in an amount equal to at least twelve (12) months’ debt service on the Loan; and
          (f) To the extent that healthcare professionals are employed by Borrower, medical liability, malpractice and other healthcare professional liability insurance protecting Borrower and their employees against claims arising from the professional services performed by Borrower and their employees with limits of (i) not less than One Million Dollars ($1,000,000.00) with respect to injury or death for each person or occurrence, and (ii) not less than Three Million Dollars ($3,000,000.00) in the aggregate for claims made for injury or death in any one year, and an umbrella policy insuring against such liability in an aggregate amount of

Five Million Dollars ($5,000,000). In addition, Borrower shall ensure that all healthcare providers with whom Borrower contract to provide services at the Facility are insured against claims arising from such services with limits as set forth in clauses (i) and (ii) above.
     Borrower shall cause SSLMI to file with Agent, upon its request, a detailed list of the insurance then in effect and stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby. Each policy of insurance shall (A) be issued by one or more recognized, financially sound and responsible insurance companies approved by Agent and which are qualified or authorized by the laws of the District of Columbia to assume the risk covered by such policy, (B) with respect to the insurance described under the preceding subsections (a), (b) and (e) have attached thereto standard noncontributing, non-reporting mortgagee clauses in favor of and entitling Agent without contribution to collect any and all proceeds payable under such insurance, (C) provide that such policy shall not be canceled or modified without at least thirty (30) days prior written notice to the named insured, who will in turn within five (5) days notify Agent, and (D) provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Unless an escrow account has been established for insurance premiums pursuant to the provisions of the Deed of Trust, Borrower shall promptly pay all premiums when due on such insurance and, not less than ten (10) days prior to the expiration date of each such policy, Borrower will deliver to Agent evidence of payment satisfactory to Agent. Borrower will immediately give Agent notice of any cancellation of, or change in, any insurance policy. Agent shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (i) the existence, nonexistence, form or legal sufficiency thereof, (ii) the solvency of any insurer, or (iii) the payment of losses.
     Section 7.7 Flood Insurance.
     If required by applicable law or regulation, Borrower shall maintain and provide evidence to Agent of a separate policy of flood insurance in the aggregate amount of the Loan or the maximum limit of coverage available with respect to the Property, whichever is the lesser, from a company or companies satisfactory to Agent and written in strict conformity with the Flood Disaster Protection Act of 1973, as amended, and all applicable regulations adopted pursuant thereto. In the event that flood insurance is not required by applicable law or regulation to be provided in connection with the Loan or is not otherwise available with respect to the Property, Borrower shall supply Agent with written evidence, in form and substance satisfactory to Agent, to that effect. Lender acknowledges receipt of such written evidence by Borrower. Any such policy shall provide that the policy may not be surrendered, canceled or substantially modified (including, without limitation, cancellation for nonpayment of premiums) without at least thirty (30) days’ prior written notice to the named insured, who will in turn within five (5) days notify Agent.
     Section 7.8 Maintenance of Properties.
     Borrower shall keep its properties, whether owned in fee or otherwise, or leased, including, without limitation, the Property, in good operating condition; make all proper repairs, renewals, replacements, additions and improvements thereto needed to maintain such properties in good operating condition; comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder; and comply with all laws, rules, regulations and orders applicable to its properties or business or any part thereof.
     Section 7.9 Maintenance of the Collateral.
     Borrower shall not permit anything to be done to the Collateral which may impair the value thereof. Upon notice thereof, Agent or an agent designated by Agent, shall be permitted to enter the premises of Borrower and examine, audit and inspect the Collateral at any reasonable time and from time to time. Agent shall not have any duty to, and Borrower hereby releases Agent from, all claims of loss or damage caused by the delay or failure to collect or enforce any of the Accounts or Receivables or to preserve any rights against any other party with an interest in the Collateral.
     Section 7.10 Other Liens, Security Interests, etc.
     Borrower shall keep the Collateral and the Property free from all liens, security interests and claims of every kind and nature, other than Permitted Liens.
     Section 7.11 Defense of Title and Further Assurances.
     Borrower shall, at its expense, defend the title to the Collateral (or any part thereof), and promptly upon request execute, acknowledge and deliver any financing statement, renewal, affidavit, deed, assignment, continuation statement, security agreement, certificate or other document Agent may reasonably require in order to perfect, preserve, maintain, protect, continue and/or extend the lien or security interest granted to Agent under this Agreement and its priority. Borrower shall pay to Agent, on demand all taxes, costs and expenses incurred by Agent, in connection with the preparation, execution, recording and filing of any such document or instrument.
     Section 7.12 Subsequent Opinion of Counsel as to Recording Requirements.
     Borrower shall provide to Agent a subsequent opinion of counsel as to the filing, recording and other requirements with which Borrower has complied to maintain the lien and security interest in favor of Agent in the Collateral in the event that Borrower shall transfer its principal place of business or the office where it keeps its records pertaining to the Accounts and Receivables.
     Section 7.13 Books and Records.
     Borrower shall (a) keep and maintain accurate books and records, (b) make entries on such books and records in form reasonably satisfactory to Agent disclosing Agent’s assignment of, and security interest in and lien on, the Collateral and all collections received by Borrower on its Accounts, (c) furnish to Agent promptly upon request such information, reports, contracts, invoices, lists of purchases of Inventory (showing names, addresses and amount owing) and other data concerning Account Debtors and Borrower’s Accounts and Inventory and all contracts and collection(s) relating thereto as Agent may from time to time specify, (d) unless Agent shall otherwise consent in writing, keep and maintain all such books and records mentioned in (a) above only at the addresses listed in EXHIBIT B, and (e) upon notice thereof, permit any person designated by Agent to enter the premises of Borrower and examine, audit and inspect the books and records at any reasonable time and from time to time.
     Section 7.14 Collections.
     Until such time as Agent shall notify Borrower of the revocation of such privilege following an Event of Default, Borrower shall (a) at its own expense have the privilege for the account of and in trust for Agent of collecting its Accounts and receiving in respect thereto all items of payment and shall otherwise completely service all of the Accounts including (i) the billing, posting and maintaining of complete records applicable thereto, and (ii) the taking of such action with respect to such Accounts as Agent may reasonably request or in the absence of such request, as Borrower may deem advisable; and (b) in its discretion, grant, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which the Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to an Account. Agent may, at its option but solely in accordance with applicable law, at any time or from time to time after the occurrence of an Event of Default hereunder, revoke the collection privilege given to Borrower herein by either giving notice of its assignment of, and lien on the Collateral, subject to the provisions of Section 4.1 (Collateral), to the Account Debtors or giving notice of such revocation to Borrower.
     Section 7.15 Notice to Account Debtors and Escrow Account.
     In the event that (a) a Default or an Event of Default exists, or (b) demand has been made for any or all of the Obligations, Borrower shall promptly upon the request of Agent in such form and at such times as reasonably specified by Agent, give notice of Agent’s lien on the Accounts to the Account Debtors requiring those Account Debtors which are permitted by applicable law to make payments thereon directly to Agent.
     Section 7.16 Business Names.
     Borrower shall immediately notify Agent of any change in the name under which they conduct their business.
     Section 7.17 ERISA.
     With respect to any pension plan which Borrower and/or any Commonly Controlled Entity maintains or contributes to, either now or in the future, Borrower covenants that: (a) such bonding as is required under ERISA §412 will be maintained; (b) as soon as practicable and in any event within fifteen (15) days after Borrower or any Commonly Controlled Entity knows or has reason to know that a “reportable event,” with respect to which notice has not been waived under 29 C.F.R. § 4043, has occurred or is likely to occur, Borrower will deliver to Agent a certificate signed by its chief financial officer setting forth the details of such “reportable event”; (c) neither Borrower nor any Commonly Controlled Entity will: (i) knowingly engage in or permit any “prohibited transaction” (as defined in ERISA §406 or Code §4975) to occur; (ii) cause any “accumulated funding deficiency” as defined in ERISA §302 and/or Code §412 if such deficiency would materially adversely affect the ability of Borrower to pay the Obligations; (iii) terminate any pension plan in a manner which could result in the imposition of a lien on the property of Borrower pursuant to ERISA §4068 if such termination would materially adversely affect the ability of Borrower to pay the Obligations; (iv) terminate or consent to the termination of any multi-employer plan; (v) incur a complete or partial withdrawal with respect to any multi-employer plan within the meaning of ERISA §§4203 and 4205; and (d) within fifteen (15) days after notice is received by Borrower or any Commonly Controlled Entity that any multi-employer plan has been or will be placed in “reorganization” within the meaning of ERISA §4241, Borrower will notify Agent to that effect. Upon Agent’s request, Borrower will deliver to Agent a copy of the most recent actuarial report, financial statements and annual report completed with respect to any “defined benefit plan”, as defined in ERISA §3(35).
     Section 7.18 Change in Management.
     Borrower shall not change the Management Company for the Facility without the prior written consent of Agent.
     Section 7.19 Management.
     Subject to the terms of that certain Management Fee Subordination Agreement by and among Borrower, SSLMI and Agent of even date herewith, Borrower shall subordinate payment of any management fees under, or in connection with, the Management Agreement (the “Management Fees”) to payment of the Obligations, in accordance with the terms and conditions of one or more subordination agreements in form and content acceptable to Agent in its reasonable discretion, and (a) not amend, restate, supplement, terminate, cancel or otherwise modify any of the terms or conditions of such Management Agreement, in any material respect, without the prior written consent of Agent, and (b) following Borrower’s failure to make any payment due under the Loan Documents, which failure continues for more than sixty (60) days or the occurrence of any event which causes the District of Columbia to require the Facility to close or to cease operations as an assisted living facility, terminate the Management Agreement upon receipt of notice from Agent directing Borrower to terminate the Management Agreement after the occurrence of an Event of Default, and, if requested to do so by Agent, enter into a management agreement for the management of the Facility with an independent manager.
     Section 7.20 Fees and Expenses; Indemnity.
     Borrower shall pay all reasonable fees, charges, costs and expenses required to satisfy the conditions of the Financing Documents. Borrower shall hold Agent and Lenders harmless and indemnify Agent and Lenders against all claims of brokers and “finders” arising by reason of the execution and delivery of the Financing Documents or the consummation of the transaction contemplated hereby.
     Section 7.21 Surveys.
     Borrower shall furnish or cause SSLMI to furnish to Agent, within thirty (30) days of receipt thereof, copies of any and all annual surveys or inspections performed by any Governmental Authority or accreditation or certification organization with respect to the Facility.
     Section 7.22 Cost Reports.
     Borrower shall prepare and file or cause SSLMI to prepare and file all applicable cost reports to all third-party payors, if any, to the extent required by any such third-party payor and, within thirty (30) days thereafter, notify Agent of any settlement of any cost report disclosed to

Agent as being open or unsettled as of the Closing Date to the extent any such cost report would have a materially adverse effect on Borrower. Copies of any such cost reports shall be furnished to Agent.
     Section 7.23 Notification of Certain Events, Events of Default and Adverse Developments.
     Borrower shall promptly notify Agent upon obtaining knowledge of the occurrence of any of the following:
               (a) any Event of Default under the Financing Documents;
               (b) any event, development or circumstance whereby the financial statements furnished under the Financing Documents fail in any material respect to present fairly, the financial condition and operational results of Borrower;
               (c) any judicial, administrative or arbitral proceeding commenced or pending against Borrower which, if adversely decided, could cause a Material Adverse Change in Borrower;
               (d) (i) the revocation, suspension, probation, restriction, limitation or refusal to renew, or the pending, revocation, suspension, probation, restriction, limitation, or refusal to renew, of any License, or (ii) the decertification, revocation, suspension, probation, restriction, limitation, or refusal to renew, or the pending, decertification, revocation, suspension, probation, restriction, limitation, or refusal to renew any participation or eligibility in any third party payor program in which Borrower elects to participate, including, without limitation, Medicare, Medicaid or any accreditation of Borrower, or (iii) the issuance or pending issuance of any License for a period of less than twelve (12) months, as a consequence of sanctions imposed by any Governmental Authority, or (iv) the assessment or pending assessment, of any civil or criminal penalties by any Government Authority, any third party payor or any accreditation organization or Person, which could materially adversely affect the financial condition or operations of Borrower or an Affiliate (present or prospective) as determined by Agent, in its sole but reasonable discretion;
               (e) any other development in the business or affairs of Borrower results in a Material Adverse Change; and
               (f) any action, including, but not limited to, the filing of any certificate of need application if required by law, the amendment of any facility license or certification, or the issuance of any new license or certification for the Facility, under which Borrower proposes (i) to develop a new facility or service and/or (ii) eliminate, materially expand or materially reduce any service;

in each case listed in clauses (a) through (f), inclusive, of this Section 7.23 describing in detail satisfactory to Agent the nature thereof and, in the case, if any, of notification under clause (a), the action Borrower proposes to take with respect thereto or a statement that Borrower intends to take no action and an explanation of the reasons for such inaction. In addition, Borrower will furnish to Agent immediately after receipt thereof copies of all administrative notices material to Borrower’s business and operation of the Facility and all responses by or on behalf of Borrower with respect to such administrative notices.
     Section 7.24 Compliance with Environmental Laws.
     If any Hazardous Materials are used, present or generated on the Property, Borrower shall use, process, distribute, handle, maintain, treat, store, dispose of and transport such substance in compliance with all applicable laws, including, but not limited to, those regulating PCBs, underground storage tanks, radon and medical waste tracking, as well as any laws that are enacted after the date of this Agreement.
     Section 7.25 Hazardous Materials; Contamination.
     Borrower shall (a) give notice to Agent within five (5) business days of Borrower acquiring actual knowledge of the presence of any Hazardous Materials on the Property or of any Hazardous Materials Contamination with a full description thereof, except for reasonable quantities of necessary supplies for use by Borrower in the ordinary course of its current line of business and stored, used and disposed of in accordance with applicable Laws; (b) promptly comply with any laws requiring special handling, maintenance, servicing, removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide Agent upon request with satisfactory evidence of such compliance; (c) provide Agent, within thirty (30) days after a demand by Agent, with a bond, letter of credit or similar financial assurance evidencing to Agent’s satisfaction that funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any lien which may be established as a result thereof on any property owned, operated or controlled by Borrower or for which Borrower is responsible; and (d) defend, indemnify and hold harmless Agent and each of its agents, employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials on the Property.
     Section 7.26 Participation in Reimbursement Programs.
     In the event Borrower elects to participate in any or all plans and/or programs for third party payment and/or reimbursement, and the revenues derived from a single plan or program exceed ten percent (10%) of the gross revenues of the Facility, Borrower shall continue its participation in any and all such plans and/or programs for third party payment and/or reimbursement from, and claims against, private insurers or programs for payment and/or reimbursement from federal, state and local governmental agencies and/or private or quasi-public insurers, including, without limitation, Managed Care Plans, Medicaid and Medicare and the Veterans Administration (as determined by Borrower in the good faith exercise of its prudent and commercially reasonable business judgment). While participating in such plans, Borrower shall comply with any and all rules, regulations, standards, procedures and decrees necessary to maintain Borrower’s participation in any such third party payment or reimbursement program or plan.

     Section 7.27 Inspection and Other Reports and Notices.
     Borrower will or will promptly cause SSLMI to furnish to Agent copies of any and all annual inspections performed by any Governmental Authority or accreditation or certification organization with respect to the Facility. Borrower will also furnish to Agent copies of all reports or notices from any Governmental Authority or other organization pertaining to the licensure of or Participation Agreements or Operating Agreements for the Facility which (a) cite any deficiency, (b) indicate that a penalty will be imposed unless a corrective action is taken, (c) impose a penalty (including, but not limited to, a monetary penalty, a ban on admissions or a suspension of a license) or (d) would be otherwise materially adverse to the business or operations of the Facility, together with Borrower’s written response to any such report or notice.
     Section 7.28 Subordination of Distributions and Management Fees.
     Borrower shall subordinate, and cause the members of Borrower to subordinate:
          (a) any distributions of Borrower to principal and interest payments on the Loan; and
          (b) the payment of management fees with respect to the Facility pursuant to the terms of that certain Management Fee Subordination Agreement of even date herewith (as the same may be modified from time to time) by and among Borrower, Agent and the Management Company.
     Section 7.29 Debt Service Ratio.
     Commencing with the quarter ending December 31, 2007, Borrower shall maintain, tested as of the end of each fiscal quarter during the term of the Loan, a Debt Service Ratio for the Facility of not less than 1.20 to 1.0.
     Section 7.30 Occupancy Covenant.
     Borrower shall maintain at all times, tested as of the end of each fiscal quarter during the term of the Loan, a minimum average daily occupancy of eighty-five percent (85%), measured on a unit basis.
ARTICLE VIII
NEGATIVE COVENANTS OF BORROWER
     Until payment in full and the performance of all of the Obligations, without the prior written consent of Agent and Lenders, Borrower will not directly or indirectly:
     Section 8.1 Borrowings.
     Other than Loan B, create, incur, assume or suffer to exist any liability for borrowed money other than unsecured loans from Affiliates bearing interest at a rate no higher than that then applicable to the Loan which are fully subordinated to the Loan under the terms of subordination agreements acceptable to Agent. The proceeds of any loans obtained by Borrower from Affiliates shall be used only to cover operating deficits, capital improvement or working capital for the Facility and may be repaid only if no Event of Default exists or would result from such payment.
     Section 8.2 Merger or Acquisition.
     Enter into any merger or consolidation or amalgamation, windup or dissolve themselves (or suffer any liquidation or dissolution) or acquire all or substantially all the assets of any Person.
     Section 8.3 Deeds of Trust and Pledges.
     Other than as security for Loan B, create, incur, assume or suffer to exist any deed of trust, mortgage, pledge, lien or other encumbrance of any kind upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired. Agent agrees to review requests for such encumbrances but shall not be bound to formally consider them.
     Section 8.4 Sale or Transfer of Assets.
     Other than cash distributions to its members, enter into any arrangement whereby Borrower shall sell, lease, transfer, or otherwise dispose of more than $25,000 worth of its assets in any one year or $100,000 in the aggregate during the term of the Loan, unless replaced with assets of equivalent or greater value.
     Section 8.5 Advances and Loans.
     Make loans or advances to any Person, including, without limitation, partners and employees of Borrower. Borrower shall disclose in writing to Agent any advances of loans described in this section which are outstanding as of the date hereof.
     Section 8.6 Contingent Liabilities.
     Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit and collection or similar transactions in the ordinary course of business and contingent obligations in the aggregate not exceeding $25,000 at any time.
     Section 8.7 Licenses.
     Allow any Licenses, permit, right, franchise or privilege necessary for the ownership or operation of the Facility for the purposes for which the Facility is intended to be used to lapse, be suspended, be revoked, be denied renewal, be forfeited or be placed on probation.
     Section 8.8 ERISA Compliance.
     (a) Restate or amend any pension plan established and maintained by Borrower or any Commonly Controlled Entity and subject to the requirements of ERISA, in a manner designed to disqualify such plan and its related trusts under the applicable requirements of the Code; (b) permit any officers of Borrower or any Commonly Controlled Entity to materially adversely affect the qualified tax-exempt status of any pension plan or related trusts of Borrower or any Commonly Controlled Entity under the Code; (c) knowingly engage in or permit any Commonly Controlled Entity to engage in any “prohibited transaction” (as defined in ERISA §406 or Code

§4975) with respect to any pension plan established and maintained by Borrower or any Commonly Controlled Entity; (d) incur or permit any Commonly Controlled Entity to incur any “accumulated funding deficiency” (as defined in ERISA §302 or Code §412), whether or not waived, in connection with any pension plan, if such deficiency would materially adversely affect the ability of Borrower to pay the Obligations; (e) take or permit any Commonly Controlled Entity to take any action or fail to take any action which causes a termination of any Plan in a manner which could result in the imposition of a lien on the property of Borrower or any Commonly Controlled Entity pursuant to Section 4068 of ERISA if such termination would materially adversely affect the ability of Borrower to pay the Obligations; (f) fail to notify Agent that notice has been received of a “termination” (as defined in ERISA) of any Multi-employer Plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute; (g) incur or permit any Commonly Controlled Entity to incur a “complete withdrawal” or “partial withdrawal” (as defined in ERISA) from any Multi-employer Plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute; or (h) fail to notify Agent that notice has been received from the administrator of any Multi-employer Plan to which Borrower or any Commonly Controlled Entity has an obligation to contribute that any such Plan will be placed in “reorganization” (as defined in ERISA).
     Section 8.9 Transfer of Collateral.
     Transfer, or permit the transfer, to another location of any of the Collateral or the books and records related to any of the Collateral; provided, however, that Borrower may transfer the Collateral or the books and records related thereto to another location if Borrower shall have provided to Agent prior to such transfer an opinion of counsel addressed to Agent to the effect that Agent’s perfected security interest shall not be affected by such move or if it shall be affected, setting forth the steps necessary to continue Agent’s perfected security interest together with the commencement of such steps by Borrower at its expense.
     Section 8.10 Sale of Accounts or Receivables.
     Sell, discount, transfer, assign or otherwise dispose of any of their Accounts or Receivables, such as accounts receivable, notes receivable, installment or conditional sales agreements or any other rights to receive income, revenues or moneys, however evidenced.
     Section 8.11 Amendments; Terminations.
     Amend or terminate or agree to amend or terminate any License, the Management Agreement or, except in the ordinary course of business or as otherwise agreed to herein, any participation agreement, or any other Management Contracts and Operating Agreements, or consent to or waive any material provisions thereof.
     Section 8.12 Prohibition on Hazardous Materials.
     Place, manufacture or store or permit to be placed, manufactured or stored, any Hazardous Materials on the Property, except for reasonable quantities of necessary supplies for use by Borrower in the ordinary course of its current line of business and stored, used and disposed of in accordance with applicable Laws.

     Section 8.13 Subsidiaries.
     Create or otherwise acquire any subsidiaries if such creation or acquisition would result in a Material Adverse Change.
     Section 8.14 Single Purpose Entity.
     Engage in any activity which would cause Borrower to be other than a single purpose entity for the purpose of the Loan.
     Section 8.15 Distributions.
     Pay distributions to members of Borrower.
ARTICLE IX
EVENTS OF DEFAULT
     The occurrence of one or more of the following events shall be “Events of Default” under this Agreement, and the terms “Event of Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:
     Section 9.1 Failure to Pay and/or Perform the Obligations.
     Borrower shall fail to pay any of the Obligations including but not limited to the Expense Payments and Liquidation Costs when due and payable. Agent shall endeavor to give notice of such failure to Borrower; however, failure to give such notice shall not impair the rights of Lenders hereunder.
     Section 9.2 Breach of Representations and Warranties.
     Any material representation or warranty made in this Agreement or in any report, certificate, opinion, financial statement or other instrument furnished in connection with the Obligations or with the execution and delivery of any of the Financing Documents, shall prove to have been false or misleading when made in any material respect.
     Section 9.3 Failure to Comply with Certain Covenants.
     Borrower shall fail to perform, observe or comply with any covenant, condition or agreement contained in Sections 7.1, 7.6, 7.7, 7.10, 7.15, 7.18, 7.19, 7.21, 7.22, 7.23, 7.25, 7.26, 7.27, 7.28, 7.29, 7.30 and all Article VIII of this Agreement.
     Section 9.4 Failure to Comply with Other Covenants.
     Borrower shall fail to perform, observe or comply with any other covenant, condition or agreement contained in this Agreement, except those expressly described in other sections of this Article IX, which failure continues for thirty (30) days after written notice thereof.
     Section 9.5 Default Under Other Financing Documents.
     A Default shall occur under any of the other Financing Documents, and such Default is not cured within any applicable grace period provided therein.

     Section 9.6 Receiver; Bankruptcy.
     An Act of Bankruptcy occurs with respect to Borrower or Borrower becomes generally unable to pay its debts as they become due; provided, however, if a proceeding with respect to an Act of Bankruptcy is filed or commenced against Borrower, the same shall not constitute an Event of Default if such proceeding is dismissed within ninety (90) days from the date of such Act of Bankruptcy.
     Section 9.7 Judgment.
     Any judgment against Borrower of $25,000 or more or any attachment or other levy against the property of Borrower remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days.
     Section 9.8 Execution; Attachment.
     Any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.
     Section 9.9 Default Under Other Borrowings.
     Default shall be made by Borrower with respect to any evidence of indebtedness or liability for borrowed money (other than the Loan) if the effect of such default is to accelerate the maturity of such evidence of indebtedness or liability or to permit the holder or obligee thereof to cause any indebtedness to become due prior to its stated maturity; provided, however, the Event of Default in Section 9.16 (Change of Control of Guarantor) of the Loan and Security Agreement executed in connection with Loan B shall not constitute an Event of Default under this Agreement.
     Section 9.10 Material Adverse Change.
     If Agent in its reasonable discretion determines that a Material Adverse Change has occurred in the financial condition of Borrower.
     Section 9.11 Impairment of Position.
     If Agent in its reasonable discretion determines that an event has occurred which impairs the prospect of payment of the Obligations and/or the value of the Collateral.
     Section 9.12 Change in Status or Ownership.
     Borrower is dissolved, merged, consolidated or reorganized, or any change occurs in the ownership or control of Borrower, without the prior written consent of Agent.
     Section 9.13 Zoning.
     Any change in any zoning ordinance or any other public restriction is enacted, limiting or defining the uses which may be made of the Property or a part thereof, such that the current use of the Property, as specified herein, would be in violation of such restriction or zoning change, and not permitted as a prior non-conforming use.

     Section 9.14 Change in Management.
     The Management Agreement is terminated without the prior written consent of Agent.
     Section 9.15 Licenses.
     The involuntary, imposed or required revocation, suspension, probation, restriction, limitation or refusal to renew, or the pending revocation, suspension, probation, restriction, limitation, of, or refusal to renew, of any License; other than in the ordinary course of business or to the extent that Borrower deems such action to be, in the exercise of prudent business judgment, in the best interest of Borrower; the decertification, revocation, suspension, probation, restriction, limitation, or refusal to renew, or the pending, decertification, revocation, suspension, probation, restriction, limitation, or refusal to renew any participation or eligibility in any third party payor program in which Borrower elects to participate, including, without limitation, the Medicaid or Medicare programs; or the issuance or pending issuance of any License for a period of less than twelve (12) months as a consequence of any sanctions imposed by any Governmental Authority; or the assessment or pending assessment, of any civil or criminal penalties against Borrower by any Governmental Authority, any third party payor or any accreditation organization or person.
     Section 9.16 Compliance with Law.
     Borrower fails to comply with any material requirement of any Governmental Authority having jurisdiction within the time required by such Governmental Authority; or any proceeding is commenced or action taken against Borrower to enforce any remedy for a material violation of any requirement of a Governmental Authority or any restrictive covenant affecting the Property or any part thereof, an adverse decision as to which would have a material adverse effect on Borrower.
ARTICLE X
RIGHTS AND REMEDIES UPON DEFAULT
     Upon the occurrence of any Event of Default, Agent shall, at the direction of the Requisite Lenders, at any time thereafter exercise any one or more of the following rights, powers or remedies.
     Section 10.1 Acceleration.
     Agent may declare any or all of the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which Borrower hereby waives.
     Section 10.2 Uniform Commercial Code.
     Agent shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws. Upon demand by Agent, Borrower shall assemble the Collateral and make it available to Agent, at a place designated by Agent. Agent or its agents may without notice from time to time enter upon Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.
     Any written notice of the sale, disposition or other intended action by Agent with respect to the Collateral which is sent by regular mail, postage prepaid, to Borrower at the address set forth in Section 12.1 (Notices), or such other address of Borrower which may from time to time be shown on Agent’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to Borrower. Agent may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Agreement shall require Agent to give any notice not required by applicable Laws.
     If any consent, approval, or authorization of any state, municipal or other Governmental Authority or of any other Person or of any Person having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, Borrower agrees to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.
     Borrower recognizes that Agent may be unable to effect a public sale of all or a part of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable Federal and state Laws. Agent may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of Agent that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. Borrower covenants and agrees to do or cause to be done promptly all such acts and things as Agent may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner which is valid and binding and in conformance with all applicable Laws. Upon any such sale or disposition, Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.
     Section 10.3 Specific Rights With Regard to Collateral.
     In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, Agent may (but shall be under no obligation to), without notice to Borrower, and Borrower hereby irrevocably appoints Agent as its attorney-in-fact, with power of substitution, in the name of Agent and/or any or all of Lenders and/or in the name of Borrower or otherwise, for the use and benefit of Agent and Lenders, but at the cost and expense of Borrower and without notice to Borrower:
               (a) assign any and all Operating Agreements and Management Contracts to any Person designated by Agent, and/or exercise all rights and privileges of Borrower under such contracts and agreements for the purpose of realizing on the Collateral and to the extent and for the time required to realize the value of the Collateral;

               (b) to the extent permitted by applicable law, assume such management, operation and control of the Property to the extent and for the time necessary to realize the value of the Collateral;
               (c) cause Borrower to engage, contract with, and/or hire qualified service, billing, collection and other such agents, organizations and companies acceptable to Agent to collect and/or realize upon any or all of the Collateral and to remit the proceeds to Agent;
               (d) subject to applicable state and federal laws pertaining to resident confidentiality, request any Account Debtor obligated on any of the Accounts to make payments thereon directly to Agent to the extent permitted by applicable law, with Agent taking control of the cash and non-cash proceeds thereof and/or direct Borrower to (and Borrower shall) turn over to Agent immediately following receipt all payments with respect to the Collateral in the form received (with the addition of all necessary endorsements) and not to deposit, negotiate or otherwise deal with those payments;
               (e) compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;
               (f) make exchanges, substitutions or surrenders of all or any part of the Collateral;
               (g) remove from Borrower’s places of business all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to Agent, make such use of Borrower’s place of business as may be reasonably necessary to administer, control and collect the Collateral;
               (h) demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;
               (i) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;
               (j) settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;
               (k) endorse the name of Borrower upon any items of payment relating to the Collateral or on any Proof of Claim in Bankruptcy against an Account Debtor; and
               (l) notify the Post Office authorities to change the address for the delivery of mail to Borrower to such address or Post Office Box as Agent may designate and receive and open all mail addressed to Borrower.

     In addition, Borrower shall, following an Event of Default which remains uncured beyond any applicable grace period, promptly, upon request, execute and deliver to Agent written assignments, to the extent permitted by applicable law, in form and content acceptable to Agent, of specific Accounts or groups of Accounts; provided, however, that the lien and/or security interest granted to Agent under this Agreement shall not be limited in any way to or by the inclusion or exclusion of Accounts within such assignments. Such Accounts shall secure payment of the Obligations and are not sold to Agent whether or not any assignment thereof, which is separate from this Agreement, is in form absolute.
     Without limiting Agent’s other rights and remedies under the Loan Documents, following Borrower’s failure to make any payment due under the Loan Documents, which failure continues for more than sixty (60) days or the occurrence of any event which causes the District of Columbia to require the Facility to close or to cease operations as an assisted living facility, Agent may also direct Borrower to appoint a manager for the Facility and enter into a management agreement with a management company approved by Agent, the terms of which agreement shall be approved by Agent.
     Section 10.4 Application of Proceeds.
     Any proceeds of sale or other disposition of the Collateral will be applied by Agent to the payment first of any and all Agent’s Obligations, then to any and all Enforcement Costs, and any balance of such proceeds will be remitted to Lenders in like currency and funds received ratably in accordance with their respective Term Loan Pro Rata Shares of such balance. Each Lender shall apply any such proceeds received from Agent to its Obligations in such order and manner as such Lender shall determine. If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, Borrower shall remain liable to Agent and Lenders for any deficiency.
     Section 10.5 Performance by Agent.
     Agent without notice to or demand upon Borrower and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower, and may enter upon the premises of Borrower for that purpose and take all such action thereon as Agent may consider necessary or appropriate for such purpose and Borrower hereby irrevocably appoints Agent as its attorney-in-fact to do so, with power of substitution, in the name of Agent, in the name of any or all of Lenders, or in the name of Borrower or otherwise, for the use and benefit of Agent, but at the cost and expense of Borrower and without notice to Borrower. All sums so paid or advanced by Agent together with interest thereon from the date of payment, advance or incurring until paid in full at the Post-Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by Borrower to Agent on demand, and shall constitute and become a part of Agent’s Obligations.
     Section 10.6 Other Remedies.
     Agent may from time to time proceed to protect or enforce the rights of Agent and/or any of Lenders by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. Agent and each of Lenders is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, Agent, any of Lenders or any Affiliate of Agent or any of Lenders.
     Section 10.7 Receiver or Other Court Order.
     Following an uncured Event of Default, as a matter of right, following ten (10) days notice and without regard to the adequacy of the security, and upon application to a court of competent jurisdiction, Agent shall be entitled to the immediate appointment of a receiver for all or any part of the Collateral, and of the payments and proceeds thereof and therefrom, whether such receivership be incidental to a proposed sale of the Collateral or otherwise, and Borrower hereby consents to the appointment of such a receiver and to an order of court directing that payments, including Medicare and Medicaid payments, be made directly to the receiver. Borrower will pay to Agent, upon demand, all expenses, including reasonable receiver’s fees, reasonable attorney’s fees, costs and agents compensation, advanced by Borrower and incurred pursuant to the provisions contained in this Section.
ARTICLE XI
AGENT
     Section 11.1 Appointment.
     Each Lender hereby designates and appoints Chevy Chase as its agent under this Agreement and the Financing Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Financing Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this ARTICLE XI. The provisions of this ARTICLE XI are solely for the benefit of Agent and Lenders and neither Borrower nor any Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, Borrower or any Person. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.
     Section 11.2 Nature of Duties.
          11.2.1 In General
          Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Financing Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the credit worthiness of Borrower, and

Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any of Lenders to the taking or refraining from taking of any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the applicable percentage of Lenders has instructed Agent to act or refrain from acting pursuant hereto.
          11.2.2 Express Authorization
          Agent is hereby expressly and irrevocably authorized by each of Lenders, as agent on behalf of itself and the other Lenders:
               (a) to receive on behalf of each of Lenders any payment or collection on account of the Obligations and to distribute to each Lender its Term Loan Pro Rata Share of all such payments and collections so received as provided in this Agreement;
               (b) to receive all documents and items to be furnished to Lenders under the Financing Documents (nothing contained herein shall relieve Borrower of any obligation to deliver any item directly to Lenders to the extent expressly required by the provisions of this Agreement);
               (c) to act or refrain from acting in this Agreement and in the other Financing Documents with respect to those matters so designated for Agent;
               (d) to act as nominee for and on behalf of Lenders in and under this Agreement and the other Financing Documents;
               (e) to arrange for the means whereby the funds of Lenders are to be made available to Borrower;
               (f) to distribute promptly to Lenders, if required by the terms of this Agreement, all written information, requests, notices, payments, prepayments, documents and other items received from Borrower or other Person;
               (g) to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in Section 12.2.2 (Circumstances Where Consent of all of Lenders is Required);
               (h) to deliver to Borrower and other Persons, all requests, demands, approvals, notices, and consents received from any of Lenders;

               (i) to exercise on behalf of each Lender all rights and remedies of Lenders upon the occurrence of any Event of Default and/or Default specified in this Agreement and/or in any of the other Financing Documents or applicable Laws;
               (j) to execute any of the Security Documents and any other documents on behalf of Lenders as the secured party for the benefit of Agent and Lenders; and
               (k) to take such other actions as may be requested by the Requisite Lenders.
     Section 11.3 Rights, Exculpation, Etc.
     Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Financing Documents, or in connection herewith or therewith, except that Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectible, or sufficiency of this Agreement or any of the Financing Documents or the transactions contemplated thereby, or for the financial condition of any Person. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Financing Documents or the financial condition of any Person, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of the applicable percentage of Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent to any liability.
     Section 11.4 Reliance.
     Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex,

telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Financing Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent may deem and treat the original Lenders as the owners of the respective Notes for all purposes until receipt by Agent of a written notice of assignment, negotiation or transfer of any interest therein by Lenders in accordance with the terms of this Agreement. Any interest, authority or consent of any holder of any of the Notes shall be conclusive and binding on any subsequent holder, transferee, or assignee of such Notes. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.
     Section 11.5 Indemnification.
     Each Lender, severally, agrees to reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements including, without limitation, Enforcement Costs, of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Financing Documents or any action taken or omitted by Agent under this Agreement for any of the Financing Documents, in proportion to each Lender’s Term Loan Pro Rata Share, all of the foregoing as they may arise, be asserted or be imposed from time to time; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct. The obligations of Lenders under this Section 11.5 shall survive the payment in full of the Obligations and the termination of this Agreement. Notwithstanding the foregoing, if Agent, after having received any such reimbursement from any or all of Lenders, shall later recover, from a source other than a Lender, all or any portion of the amount reimbursed, Agent shall share such recovery with the reimbursing Lenders in proportion to their contribution to such reimbursement.
     Section 11.6 Chevy Chase Individually.
     With respect to its Commitments and the Loans made by it, and the Note issued to it, Chevy Chase shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Chevy Chase in its individual capacity as a Lender or one of the Requisite Lenders. Chevy Chase and its Affiliates may lend money to, accept deposits from and generally engage in any kind of banking, trust or other business with Borrower, any Affiliate of Borrower, or any other Person or any of their officers, directors and employees as if Chevy Chase were not acting as Agent pursuant hereto and Agent may accept fees and other consideration from Borrower, any Affiliate of Borrower or any of their officers, directors and employees for services in connection with this Agreement or otherwise without having to account for or share the same with Lenders.

     Section 11.7 Successor Agent.
          11.7.1 Resignation.
          Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 11.7.2 (Appointment of Successor) or as otherwise provided below.
          11.7.2 Appointment of Successor.
          Upon any such notice of resignation pursuant to Section 11.7.1 (Resignation), the Requisite Lenders shall appoint a successor to Agent. If a successor to Agent shall not have been so appointed within said thirty (30) Business Day period, Agent retiring, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, as the Requisite Lenders appoint a successor Agent as provided above.
          11.7.3 Successor Agent.
          Upon the acceptance of any appointment as Agent under the Financing Documents by a successor Agent, such successor to Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of Agent retiring, and Agent retiring shall be discharged from its duties and obligations under the Financing Documents. After any Agent’s resignation as Agent under the Financing Documents, the provisions of this Section 11.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Financing Documents.
     Section 11.8 Collateral Matters.
          11.8.1 Release of Collateral.
          Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by this Agreement or the Financing Documents:
               (a) upon termination of the Commitments and payment and satisfaction of all Obligations;
               (b) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry);
               (c) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or
               (d) constituting property covered by Permitted Liens with lien priority superior to those Liens in favor or for the benefit of Lenders.

          11.8.2 Confirmation of Authority, Execution of Releases.
          Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders as set forth in Section 11.8.1 (Release of Collateral), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Financing Documents conferred upon Agent under Section 11.8.1 (Release of Collateral). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Financing Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (a) Agent shall not be required to execute any such document on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Person, in respect of), all interests retained by any Person, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Financing Documents.
          11.8.3 Absence of Duty.
          Agent shall have no obligation whatsoever to any Lender, Borrower or any other Person to assure that the property covered by this Agreement or the Financing Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 11.8.3 or in any of the Financing Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Financing Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Financing Documents as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders.
     Section 11.9 Agency for Perfection.
     Each Lender hereby appoints Agent and each other Lender as agent for the purpose of perfecting Lenders’ Liens in Collateral which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction or otherwise, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore, shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

     Section 11.10 Exercise of Remedies.
     Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Financing Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.
     Section 11.11 Consents.
     In the event Agent requests the consent of a Lender and does not receive a written denial thereof, or a written notice from a Lender that due course consideration of the request requires additional time, in each case, within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have given such consent.
     Section 11.12 Dissemination of Information.
     Agent will provide Lenders with any information received by Agent from Borrower which is required to be provided to Agent or to Lenders hereunder; provided, however, that Agent shall not be liable to any one or more Lenders for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Notices.
     All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Agent/Chevy Chase:	Chevy Chase Bank, F.S.B.,
7926 Jones Branch Drive
Suite 230
McLean, VA 22102
Attn: Richard L. Amador
Group Vice President

With a courtesy copy to:	Margaret Ann Brown, Esquire
Troutman Sanders Mays & Valentine LLP
1660 International Drive, Suite 600
McLean, Virginia 22102

MB Financial:	MB Financial Bank, N.A.
6111 North River Road
Rosemont, Illinois 60018
Attn: Jack H. Sharp, Senior Vice President

Borrower:	Sunrise Connecticut Avenue Assisted Living, L.L.C.
c/o Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attn: James S. Pope

and:	Sunrise Senior Living, Inc.
7902 Westpark Drive
McLean, Virginia 22102
Attn: General Counsel

With a Courtesy Copy to:	Wayne G. Tatusko, Esquire
Wayne G. Tatusko, PC
3016 Williams Drive
Suite 200
Fairfax, VA 22031
          Section 12.2 Amendments; Waivers.
          12.2.1 In General.
          This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by Agent, the Requisite Lenders and Borrower, and, to the extent provided in Section 12.2.2 (Circumstances Where Consent of all of Lenders is Required), by an agreement in writing signed by Agent, all of Lenders and Borrower. No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by the Requisite Lenders. No course of dealing between Borrower and Agent and/or any of Lenders and no act or failure to act from time to time on the part of Agent and/or any of Lenders shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws. Without implying any limitation on the foregoing, and subject to the provisions of Section 12.2.2 (Circumstances Where Consent of all of Lenders is Required):
          (a) Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as Agent and Lenders may specify in any such instrument.
          (b) No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

          (c) No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.
          (d) No failure or delay by Lenders to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant or agreement or of any such breach or preclude Lenders from exercising any such right, power or remedy at any time or times.
          (e) By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, Lenders shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a default for failure to effect such prompt payment of any such other amount.
          12.2.2 Circumstances Where Consent of all of Lenders is Required.
               Notwithstanding anything to the contrary contained herein, no amendment, modification, change or waiver shall be effective without the consent of all of Lenders to:
          (a) extend the maturity of the principal of, or interest on, any Note or of any of the other Obligations;
          (b) reduce the principal amount of any Note or of any of the other Obligations, the rate of interest thereon or the fees due to Lenders, except as expressly permitted therein;
          (c) change the aggregate Commitments;
          (d) change the date of payment of principal of, or interest on, any Note or of any of the other Obligations;
          (e) change the method of calculation utilized in connection with the computation of interest and fees;
          (f) change the manner of pro rata application by Agent of payments made by Borrower, or any other payments required hereunder or under the other Financing Documents;
          (g) modify this Section, Section 11.8.1 (Release of Collateral), Section 11.12 (Dissemination of Information), or the definition of “Requisite Lenders”;

          (h) release or agree to subordinate any material portion of any Collateral or Financing Document (except to the extent provided herein or therein); or
          (i) waive the performance, observance or compliance with or amend Section 7.29 (Debt Service Ratio) or Section 7.30 (Occupancy Covenant).
     Additionally, no change may be made to the amount of a Leader’s Commitment or to Lender’s percentage of all Commitments without the prior written consent of that Lender.
     Section 12.3 Cumulative Remedies.
     The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as Agent shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws. In order to entitle Agent to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement. Without limiting the generality of the foregoing and subject to the terms of this Agreement, Agent may:
          (a) proceed against Borrower with or without proceeding against any other Person (including, without limitation, any one or more of the Guarantors) who may be liable (by endorsement, guaranty, indemnity or otherwise) for all or any part of the Obligations;
          (b) proceed against Borrower with or without proceeding under any of the other Financing Documents or against any Collateral or other collateral and security for all or any part of the Obligations;
          (c) without reducing or impairing the obligation of Borrower and without notice, release or compromise with any guarantor or other Person liable for all or any part of the Obligations under the Financing Documents or otherwise;
          (e) without reducing or impairing the obligations of Borrower and without notice thereof:
               (i) fail to perfect the Lien in any or all Collateral or to release any or all the Collateral or to accept substitute Collateral;
               (ii) approve the making of advances under the Revolving Loan under this Agreement;
               (iii) waive any provision of this Agreement or the other Financing Documents;

               (iv) exercise or fail to exercise rights of set-off or other rights; or
               (v) accept partial payments or extend from time to time the maturity of all or any part of the Obligations.
     Section 12.4 Severability.
     In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:
          (a) the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;
          (b) the obligation to be fulfilled shall be reduced to the limit of such validity;
          (c) if such provision or part thereof pertains to repayment of the Obligations, then, at the sole and absolute discretion of Agent, all of the Obligations of Borrower to Agent and Lenders shall become immediately due and payable; and
          (d) if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.
     Section 12.5 Assignments by Lenders.
     Any Lender may, with the prior written consent of Agent (which consent shall not be unreasonably withheld), but without notice to or consent of Borrower, assign to any Person (each an “Assignee” and collectively, the “Assignees”) all or a portion of such Lender’s Commitments; provided that, unless such Lender has assigned all of its Commitments, after giving effect to such assignment, such Lender must continue to hold a Pro Rata Share of the Commitments at least equal to Five Million Dollars ($5,000,000). Any Lender that elects to make such an assignment shall pay to Agent, for the exclusive benefit of Agent, an administrative fee for processing each such assignment in the amount of Three Thousand Five Hundred Dollars ($3,500.00). Such Lender and its Assignee shall notify Agent and Borrower in writing of the date on which the assignment is to be effective (the “Adjustment Date”). On or before the Adjustment Date, the assigning Lender, Agent, Borrower and the respective Assignee shall execute and deliver a written assignment agreement in a form acceptable to Agent, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment. Upon the request of any assigning Lender following an assignment made in accordance with this Section 12.5, Borrower shall issue new Notes to the assigning Lender and its Assignee reflecting such assignment, in exchange for the existing Notes held by the assigning Lender. Agent will continue to hold at least a fifty-one percent (51%) Pro Rata Share of the Commitments and at no time shall there be more than three (3) Lenders including Agent and MB Financial Bank, N.A..
     In addition, notwithstanding the foregoing, any Lender may at any time pledge all or any portion of such Lender’s rights under this Agreement, any of the Commitments or any of the Obligations to a Federal Reserve Bank.
     Section 12.6 Participations by Lenders.
     Any Lender may at any time sell to one or more financial institutions participating interests in any of such Lender’s Obligations or Commitments; provided, however, that (a) no such participation shall relieve such Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) such Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents.
     Section 12.7 Disclosure of Information by Lenders.
     In connection with any sale, transfer, assignment or participation by any Lender in accordance with Section 12.5 (Assignments by Lenders) or Section 12.6 (Participations by Lenders), each Lender shall have the right to disclose to any actual or potential purchaser, assignee, transferee or participant all financial records, information, reports, financial statements and documents obtained in connection with this Agreement and/or any of the other Financing Documents or otherwise.
     Section 12.8 Successors and Assigns.
     This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of Borrower, Agent and Lenders and their respective heirs, personal representatives, successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and the Requisite Lenders of Lenders.
     Section 12.9 Continuing Agreements.
     All covenants, agreements, representations and warranties made by Borrower in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by Lenders of the Loans and the execution and delivery of the Notes, shall be binding upon Borrower regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid. From time to time upon Agent’s request, and as a condition of the release of any one or more of the Security Documents, Borrower and other Persons obligated with respect to the Obligations shall provide Agent with such acknowledgments and agreements as Agent may require to the effect that there exists no defenses, rights of setoff or recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against Agent, any or all of Lenders, and/or any of its or their agents and others, or to the extent there are, the same are waived and released.

     Section 12.10 Enforcement Costs.
     Borrower agrees to pay to Agent on demand all Enforcement Costs, together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Post-Default Rate. Enforcement Costs shall be immediately due and payable at the time Borrower received notice that Enforcement Costs have been advanced or incurred, whichever is earlier. Without implying any limitation on the foregoing, Borrower agrees, as part of the Enforcement Costs, to pay upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.
     Section 12.11 Applicable Law; Jurisdiction.
          12.11.1 Applicable Law.
          Borrower acknowledges and agrees that the Financing Documents, including, this Agreement, shall be governed by the Laws of the State, as if each of the Financing Documents and this Agreement had each been executed, delivered, administered and performed solely within the State even though for the convenience and at the request of Borrower, one or more of the Financing Documents may be executed elsewhere. Agent and Lenders acknowledge, however, that remedies under certain of the Financing Documents that relate to property outside the State may be subject to the laws of the state in which the property is located.
          12.11.2 Submission to Jurisdiction.
          Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon Borrower and may be enforced in any court in which Borrower is subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon Borrower in one of the manners specified in this Section or as otherwise permitted by applicable Laws.
          12.11.3 Appointment of Agent for Service of Process.
          Borrower hereby irrevocably designates and appoints CT Corporation, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060, as Borrower’s authorized agent to receive on Borrower’s behalf service of any and all process that may be served in any suit, action or proceeding of the nature referred to in this Section in any state or federal court sitting in the State. If such agent shall cease so to act, Borrower shall irrevocably designate and appoint without delay another such agent in the State satisfactory to Agent and shall promptly deliver to

Agent evidence in writing of such other agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.
          12.11.4 Service of Process.
          Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section by (a) the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at Borrower’s address designated in or pursuant to Section 12.1 (Notices), and (b) serving a copy thereof upon Agent, if any, designated and appointed by Borrower as Borrower’s agent for service of process by or pursuant to this Section. Borrower irrevocably agrees that such service (y) shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding, and (z) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon Borrower. Nothing in this Section shall affect the right of Agent to serve process in any manner otherwise permitted by law or limit the right of Agent otherwise to bring proceedings against Borrower in the courts of any jurisdiction or jurisdictions.
     Section 12.12 Duplicate Originals and Counterparts.
     This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.
     Section 12.13 Headings.
     The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
     Section 12.14 No Agency.
     Nothing herein contained shall be construed to constitute Borrower as agent of Agent or any of Lenders for any purpose whatsoever or to permit Borrower to pledge any of the credit of Agent or any of Lenders. Neither Agent nor any of Lenders shall be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any of Lenders shall, by anything herein or in any of the Financing Documents or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent and/or Lenders, and neither Agent nor any of Lenders shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.
     Section 12.15 Date of Payment.
     Should the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

     Section 12.16 Entire Agreement.
     This Agreement is intended by Agent, Lenders and Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither Agent, Lenders nor Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.
     Section 12.17 Waiver of Trial by Jury.
     BORROWER, AGENT AND LENDERS HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND AGENT AND/OR ANY OR ALL OF LENDERS MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, (B) ANY OF THE FINANCING DOCUMENTS, OR (C) THE COLLATERAL. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.
     This waiver is knowingly, willingly and voluntarily made by Borrower, Agent and Lenders, and Borrower, Agent and Lenders hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. Borrower, Agent and Lenders further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.
     Section 12.18 Liability of Agent and Lenders.
     Borrower hereby agrees that neither Agent nor any of Lenders shall be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by Agent and/or any of Lenders in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.
     By inspecting the Collateral or any other properties of Borrower or by accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Agent and/or any of Lenders pursuant to this Agreement or any of the other Financing Documents, neither Agent nor any of Lenders shall be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by Agent and/or Lenders.
     Section 12.19 Indemnification.
     Borrower agrees to indemnify and hold harmless, Agent, Lenders, the respective parent and Affiliates of Agent and Lenders and the respective parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party,” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Financing Documents, or any other Event of Default; (b) the use by Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by Borrower in connection with the transactions contemplated hereunder. Notwithstanding anything herein or elsewhere to the contrary, Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party. Any amount payable to Agent and/or Lenders under this Section will bear interest at the Post- Default Rate from the due date until paid.
     Section 12.20 Electronic Transmission of Data.
     Agent, Lenders and Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower and/or Agent and Lenders and their affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that neither Agent nor any Lender controls the method of transmittal or service providers, (b) neither Agent nor any Lender has any obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Agent and each Lender from any claim, damage or loss, including that arising in whole or part from Agent or a Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

BORROWER:

WITNESS OR ATTEST:	SUNRISE CONNECTICUT AVENUE ASSISTED
LIVING, L.L.C.
	By:	Sunrise Senior Living Investments, Inc., its sole Member

/s/ Kelly L. Hayden	By:	/s/ James Pope	(SEAL)

Name : James Pope
Title: Vice President

LENDERS:

WITNESS:	CHEVY CHASE BANK, F.S.B., as Agent and Lender

/s/ Kelly L. Hayden	By:	/s/ Richard L. Amador	(SEAL)

Richard L. Amador
Group Vice President

WITNESS:	MB FINANCIAL BANK, N.A., as Lender

/s/	By:	/s/ Jack Sharp	(SEAL)

Name: Jack Sharp
Title: Senior Vice President

LIST OF EXHIBITS
A Form of Note

B Places of Business

EXHIBIT A
FORM OF NOTE

$	McLean, Virginia , ___
     FOR VALUE RECEIVED, SUNRISE CONNECTICUT AVENUE ASSISTED LIVING, L.L.C., a limited liability company organized under the laws of the Commonwealth of Virginia (the “Borrower”), promises to pay to the order of                      , a                     , its successors and assigns (the “Lender”), the principal sum of                      ($                    ) (the “Principal Sum”), together with interest thereon at the rate hereinafter provided, in accordance with the Loan Agreement (as hereinafter defined) and the following:
     1. Interest.
     Commencing as of the date hereof and continuing until repayment in full of all sums due hereunder, the unpaid Principal Sum shall bear interest at the fluctuating rate based on an independent index which is the average of interbank offered rates for one-month dollar deposits in the London Market as reported in The Wall Street Journal (the “Index”) plus 175 basis points per annum (the “LIBOR Rate”) which rate shall be adjusted for any reserve requirements imposed upon the Lender from time to time. The LIBOR Rate does not necessarily represent the lowest rate of interest charged by the Lender to borrowers. If the Index becomes unavailable during the term of this Note, the Lender may designate a substitute index after giving notice to the Borrower. The LIBOR Rate will be adjusted on the first day of each month, based on the value of the Index as published in The Wall Street Journal as of the first business day of each month. All interest payable under the terms of this Note shall be calculated on the basis of a 365-day year. The LIBOR Rate shall be in effect for a period of the number of days indicated (each a “LIBOR Period”), in any case extended to the next succeeding Business Day (as defined in the Loan and Security Agreement of even date herewith) when necessary, beginning on the date hereof or the expiration date of the then-current LIBOR Period.
     2. Payments and Maturity.
     The unpaid Principal Sum, together with interest thereon at the rate or rates provided above, shall be payable as follows:
     (a) Commencing on                     , ___ and continuing on the same day of each and every month thereafter, to and including                      ,___, interest only;
     (b) Commencing on                    , ___and continuing on the same day of each and every month thereafter, to and including                    , ___, principal shall be due and payable in equal monthly payments of $                    , plus all accrued and unpaid interest on the outstanding principal balance; and

     (c) Unless sooner paid, the unpaid Principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on August 28, 2009.
     3. Default Interest.
     Upon the occurrence of an Event of Default (as hereinafter defined) the unpaid Principal Sum shall bear interest thereafter until such Event of Default is cured at the Post Default Rate (as defined in the Loan Agreement).
     4. Late Charges.
     In the event that any payment due under the terms of this Note is not received by the Lender within fifteen (15) days of the date such payment is due (inclusive of the date when due), the Borrower shall pay to the Lender on demand a late charge equal to five percent (5%) of such payment.
     5. Application and Place of Payments.
     All payments made on account of this Note, including prepayments, shall be applied first to the payment of any prepayment fee due hereunder, second to any late charge then due hereunder, third to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid Principal Sum, with application first made to all principal installments then due hereunder, next to the outstanding principal balance due at maturity and thereafter to the unpaid principal installments in the inverse order of maturity. All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours of the Lender at its principal office in Chevy Chase, Maryland or at such other times and places as the Lender may at any time and from time to time designate in writing to the Borrower.
     6. Prepayment.
     (a) The Borrower may prepay the Principal Sum in whole or in part, at any time or from time to time, upon ten (10) days prior written notice to the Lender, without premium or penalty.
     (b) Payment of the indebtedness evidenced by this Note in whole or in part subsequent to the occurrence of an Event of Default shall be deemed to be a prepayment of the Principal Sum subject to any prepayment fee due hereunder.
     7. Other Financing Documents.
     The term “Financing Documents” as used in this Note shall mean collectively this Note, the Deed of Trust (as hereinafter defined) and any other instrument, agreement, or document previously, simultaneously, or hereafter executed and delivered by the Borrower and/or any other person, singularly or jointly with any other person, evidencing, securing, guaranteeing, or in connection with this Note or the Principal Sum evidenced hereby.

     8. Security.
     This Note is secured by, among other things, a Deed of Trust, Assignment, Security Agreement and Fixture Filing (Loan A) of even date herewith from the Borrower to Alexandra Johns and Ellen-Elizabeth Lee, trustees (the “Deed of Trust”), covering the Borrower’s fee simple interest in certain real property located in the District of Columbia, described in Exhibit A attached hereto and made a part hereof and all other property, real and personal, more particularly described in the Deed of Trust (the “Property”).
     9. Events of Default.
     The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:
          (a) The failure of the Borrower to pay to the Lender when due any and all amounts payable by the Borrower to the Lender under the terms of this Note; or
          (b) The occurrence of a default or an event of default under the terms and conditions of any of the other Financing Documents, which default or event of default remains uncured beyond any applicable grace and/or cure period provided therefor.
     10. Remedies.
     Upon the occurrence of an Event of Default, at the option of the Lender, all amounts payable by the Borrower to the Lender under the terms of this Note shall immediately become due and payable by the Borrower to the Lender without notice to the Borrower or any other person, and the Lender shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Financing Documents and all applicable laws. The Borrower and all endorsers, guarantors, and other parties who may now or in the future be primarily or secondarily liable for the payment of the indebtedness evidenced by this Note hereby severally waive presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agree that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower, guarantors and endorsers.
     11. Consent to Jurisdiction.
     The Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia over any suit, action, or proceeding arising out of or relating to this Note. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying the venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction by a suit upon such judgment provided that service of process is effected upon the Borrower as provided in this Note or as otherwise permitted by applicable law.

     12. Service of Process.
          (a) The Borrower hereby irrevocably designates and appoints CT Corporation, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060, as the Borrower’s authorized agent to accept and acknowledge on the Borrower’s behalf service of any and all process that may be served in any suit, action, or proceeding instituted in connection with this Note in any state or federal court sitting in the Commonwealth of Virginia. If such agent shall cease so to act, the Borrower shall irrevocably designate and appoint without delay another such agent in the Commonwealth of Virginia satisfactory to the Lender and shall promptly deliver to the Lender evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable.
          (b) The Borrower hereby consents to process being served in any suit, action, or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to the Borrower and (ii) serving a copy thereof upon the agent, if any, hereinabove designated and appointed by the Borrower as the Borrower’s agent for service of process. The Borrower irrevocably agrees that such service shall be deemed to be service of process upon the Borrower in any such suit, action, or proceeding. Nothing in this Note shall affect the right of the Lender to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of the Lender otherwise to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.
     13. Expenses.
     The Borrower promises to pay to the Lender on demand by the Lender all costs and expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, all reasonable attorneys’ fees and expenses and all court costs.
     14. Notices.
     Any notice, request, or demand to or upon the Borrower or the Lender shall be deemed to have been properly given or made when delivered in accordance with Section 9.3 of the Deed of Trust.
     15. Miscellaneous.
     Each right, power, and remedy of the Lender as provided for in this Note or any of the other Financing Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Financing Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Financing Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at a later time or times. By accepting payment after the due date of any amount payable under the terms of this Note, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an Event of Default for the failure to effect such prompt payment of any such other amount. No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.
     16. Partial Invalidity.
     In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.
     17. Captions.
     The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope or intent of this Note.
     18. Governing Law.
     The provisions of this Note shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia as the same may be in effect from time to time.
     19. Waiver of Trial by Jury.
     The Borrower and the Lender hereby waive trial by jury in any action or proceeding to which the Borrower and the Lender may be parties, arising out of or in any way pertaining to (a) this Note, (b) the other Financing Documents or (c) the Property. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Note. This waiver is knowingly, willingly and voluntarily made by the Borrower, and the Borrower hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The Borrower further represents that it has been represented in the signing of this Note and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.
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     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized member as of the date first written above.

WITNESS OR ATTEST	SUNRISE CONNECTICUT AVENUE ASSISTED
LIVING, L.L.C.

By:
Sunrise Senior Living Investments,
Inc., sole Member

By:		(SEAL)

Name:
Title:
     THIS IS TO CERTIFY that this is a Deed of Trust Note A described in the Deed of Trust, Assignment, Security Agreement and Fixture Filing (Loan A) from the Borrower to Alexandra Johns and Ellen-Elizabeth Lee, trustees, securing the Lender and bearing even date herewith, said Deed of Trust Note and Deed of Trust, Assignment, Security Agreement and Fixture Filing having been executed in my presence.

Notary Public
My Commission expires:

EXHIBIT A
PROPERTY DESCRIPTION
Lot 162 in Square 1989 in a subdivision made by Sunrise Connecticut Avenue Assisted Living, LLC, and others, as per plat recorded in Liber No. 194 at folio 37 among the Records of the Office of the Surveyor of the District of Columbia.

     EXHIBIT B
PLACES OF BUSINESS

Borrower’s Chief Executive Office is:	7902 Westpark Drive
McLean, Virginia 22102

Location of Borrower’s Collateral:	511 Connecticut Avenue, NW
Washington, D.C.